Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

REVANCE THERAPEUTICS, INC.

at

$3.10 per share, net in cash, without interest and less any required tax withholding by

REBA MERGER SUB, INC.

a wholly owned subsidiary of

CROWN LABORATORIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 13, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Reba Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Crown Laboratories, Inc., a Delaware corporation (“Crown”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Revance Therapeutics, Inc., a Delaware corporation (“Revance”), at a purchase price of $3.10 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated December 7, 2024 (as it may be amended from time to time, the “A&R Merger Agreement”), by and among Revance, Crown and Merger Sub, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Revance pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the A&R Merger Agreement, with Revance continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Crown (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Revance or any wholly owned subsidiary of Revance (each, a “Revance Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Crown, Merger Sub or any of their affiliates (as defined in Section 251(h) of the DGCL) at the commencement of the Offer and owned by Crown, Merger Sub or any of their affiliates immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such shares under the DGCL (the “Dissenting Shares”)), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any required tax withholding, from Merger Sub (the “Merger Consideration”).

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (1) the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”) and (2) the Antitrust Condition (as

defined below in Section 15 — “Conditions of the Offer”), which has been satisfied. The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

The Board of Directors of Revance (the “Revance Board”) unanimously (i) determined that the A&R Merger Agreement, providing for the Offer and the Merger in accordance with Section 251(h) of the DGCL, upon the terms and subject to the conditions set forth in the A&R Merger Agreement, and the other transactions contemplated by the A&R Merger Agreement (collectively, the “Transactions”) are advisable and in the best interests of Revance and its stockholders, (ii) approved the execution and delivery of the A&R Merger Agreement by Revance, the performance by Revance of its covenants and other obligations under the A&R Merger Agreement, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth in the A&R Merger Agreement, (iii) resolved to recommend that Revance’s stockholders tender their Shares to Merger Sub pursuant to the Offer, upon the terms and conditions set forth in the A&R Merger Agreement, and (iv) resolved that the Merger be effected under Section 251(h) of the DGCL.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: (866) 461-7054

Via Email: Crownlabs@georgeson.com

IMPORTANT

If you wish to tender all or a portion of your Shares to Merger Sub in the Offer, you must:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Revance contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Revance to Crown and Merger Sub or has been taken from, or is based upon, publicly available documents or records of Revance on file with the SEC or other public sources at the time of the Offer. Crown and Merger Sub have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.001 per share, of Revance.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $3.10, net to the stockholder in cash, without interest and less any required tax withholding.

Scheduled Expiration of Offer	One minute past 11:59 p.m., Eastern Time, on January 13, 2025, unless the Offer is otherwise extended or earlier terminated.

Merger Sub	Reba Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Crown.

Revance Board Recommendation	The Revance Board unanimously recommended that Revance’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

•

Reba Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Crown, which was formed solely for the purpose of facilitating the acquisition of Revance by Crown, is offering to buy all Shares in exchange for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub together with, where appropriate, Crown. We use the term “Merger Sub” to refer to Reba Merger Sub, Inc. alone, the term “Crown” to refer to Crown Laboratories, Inc. alone and the term “Revance” to refer to Revance Therapeutics, Inc. alone.

See Section 8 — “Certain Information Concerning Crown, Merger Sub and Certain Related Parties.”

What is the class and amount of securities sought pursuant to the Offer?

•

Merger Sub is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the issued and outstanding shares of common stock, par value $0.001 per share, of Revance that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?

•	We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Revance. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Revance will become a wholly owned subsidiary of Crown. In addition, we will cause the Shares to be delisted from The Nasdaq Global Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•	Merger Sub is offering to pay $3.10 per Share, net to the stockholder in cash, without interest and less any required tax withholding.

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. Revance, Crown and Merger Sub have entered into an Amended and Restated Agreement and Plan of Merger, dated December 7, 2024 (as it may be amended from time to time, the “A&R Merger Agreement”). The A&R Merger Agreement amends, restates and supersedes the Agreement and Plan of Merger, dated as of August 11, 2024 (“Original Merger Agreement”) previously entered into among Revance, Crown and Merger Sub. The A&R Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement” and Section 15 — “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

•

If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States. See Section 5 – “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Merger Sub have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. We estimate that we will need approximately $655 million in cash to (i) purchase all of the Shares pursuant to the Offer and to complete the Merger; (ii) pay all amounts in connection with the refinancing or repayment of any outstanding indebtedness of Revance required to be paid at the closing of the Merger; and (iii) pay all fees and expenses required to be paid at the closing of the Merger by Crown or the Merger Sub in connection with the transactions contemplated by the A&R Merger Agreement required to be paid at the closing of the Merger. The Guarantors (as defined below) have provided Crown with an Equity Commitment Letter (as defined below), pursuant to which, among other things, the Guarantors have agreed to contribute to Crown up to an aggregate of approximately $402 million to purchase equity or debt securities of Crown, subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letter. Crown and Holdings (as defined below), Crown’s parent, delivered to Revance a Debt Commitment Letter (as defined below), pursuant to which, among other things, certain lenders committed to provide Crown with the Debt Financing (as defined below) in the amounts specified therein, and subject to the terms and conditions therein, for the purpose of financing the Offer and the Merger and the other transactions contemplated by the A&R Merger Agreement. Crown will contribute or otherwise advance to Merger Sub proceeds from the Guarantors’ equity or debt investment and the Debt Financing, which, taken together with Crown’s cash on hand, we anticipate will be sufficient to (i) purchase all of the Shares pursuant to the Offer and to complete the Merger; (ii) pay all amounts in connection with the refinancing or repayment of any outstanding indebtedness of Revance required to be paid at the closing of the Merger; and (iii) pay all fees and expenses required to be paid at the closing of the Merger by Crown or the Merger Sub in connection with the transactions contemplated by the A&R Merger Agreement required to be paid at the closing of the Merger. See Section 9—“Source and Amount of Funds.”

•

The Offer is not conditioned upon Crown’s or Merger Sub’s ability to finance or fund the purchase of the Shares pursuant to the Offer. However, Revance has agreed in the A&R Merger Agreement to use its reasonable best efforts to cooperate in taking certain actions to assist Crown and Merger Sub in connection with arranging the Debt Financing.

•	See Section 9 — “Source and Amount of Funds.”

Is Merger Sub’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not think Merger Sub’s financial condition is relevant to your decision to tender Shares in the Offer because:

•	the Offer is being made for all issued and outstanding Shares solely for cash;

•

Crown has received an equity commitment in respect of funds which, taken together with the Debt Financing and Crown’s cash on hand, will be sufficient to purchase all Shares validly tendered (and not properly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger;

•

the Guarantors are private equity funds engaged in the purchase, sale and ownership of private equity investments and have no business operations other than investing; the Guarantors’ commitment to fund the equity commitment and Ares Capital’s commitment to fund the Debt Financing as described above and in Section 9—“Source and Amount of Funds” is material to your decision with respect to the Offer; and

•	the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that there have been validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL) and not validly withdrawn, a number of Shares that represents (and will represent immediately following the consummation of the Offer) at least a majority of the aggregate voting power of all Shares then outstanding. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

No. Neither we nor Revance is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?

•

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 p.m., Eastern Time, on January 13, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the A&R Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the A&R Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares. We are not providing for guaranteed delivery procedures. Therefore, Revance stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. Revance stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•

Yes. The A&R Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required or permitted to extend the Offer and under which Crown is required to cause Merger Sub to extend the Offer. Specifically, the A&R Merger Agreement provides:

•

Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, the document governing the Offer or any period otherwise required by the rules and regulations of Nasdaq or applicable law (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of the Offer Price);

•

if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived (to the extent waivable by Merger Sub or Crown), then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods (the length of each such individual extension period not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)); and

•

if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, each of the Offer Conditions (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived (to the extent waivable by Merger Sub or Crown) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of Revance, Merger Sub shall, extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods (the length of each such individual extension period not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)); provided, however, that in no event shall Merger Sub be required to extend the expiration of the Offer pursuant to this third bullet point for more than 25 business days in the aggregate.

In each case, Merger Sub is not required to extend the Offer beyond the earlier of the Outside Date or the termination of the A&R Merger Agreement. The “Outside Date” means February 7, 2025. See Section 1 — “Terms of the Offer” and Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement.”

Will there be a subsequent offering period?

•	No, the A&R Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Revance.

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

•	the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”), which has been satisfied;

•	the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•	the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, Revance stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. Revance stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after February 10, 2025, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

•

To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the Revance Board?

•

Yes. At a meeting held on December 7, 2024, the Revance Board unanimously (i) determined that the A&R Merger Agreement, providing for the Offer and the Merger in accordance with Section 251(h) of the DGCL upon the terms and subject to the conditions set forth in the A&R Merger Agreement, and the Transactions contemplated by the A&R Merger Agreement are advisable and in the best interests of Revance and Revance’s stockholders; (ii) approved the execution and delivery of the A&R Merger Agreement by Revance, the performance by Revance of its covenants and other obligations thereunder, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that Revance’s stockholders tender their Shares to Merger Sub pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL.

Descriptions of the reasons for the Revance Board’s recommendation and approval of the Offer are set forth in Revance’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Revance stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Revance Board” and “Background of the Offer and the Merger; Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Merger Sub, will Revance continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Revance will become a wholly owned subsidiary of Crown. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of Revance stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•	immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the A&R Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Revance stockholders and without a vote or any further action by Revance stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the A&R Merger Agreement (See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement”), Merger Sub will merge with and into Revance pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Revance or any Revance Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Crown, Merger Sub or any of their affiliates at the commencement of the Offer and owned by Crown, Merger Sub or any of their affiliates immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) the Dissenting Shares), will be converted into the right to receive the Merger Consideration, less any required tax withholding.

•

If the Merger is completed, Revance stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•

However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Revance stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Revance will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement” and Section 13 — “Certain Effects of the Offer.”

What will happen to my restricted stock units, restricted stock and options?

•

The Offer is being made only for Shares, and not for outstanding restricted stock units, restricted stock or stock options issued by Revance. Holders of outstanding restricted stock units, restricted stock or unexercised stock options issued by Revance may receive payment for such restricted stock units, restricted stock or stock options following the Effective Time as and to the extent provided in the A&R Merger Agreement without participating in the Offer.

•

At the Effective Time, by virtue of the Merger, each vested restricted stock unit award of Revance (“Vested Company RSU”) and vested restricted stock of Revance (“Vested Company RSA”) that is subject to service-based vesting conditions and outstanding as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Merger, and each award of restricted stock of Revance (whether vested or unvested) held by a non-employee member of the Revance Board (“Director RSA”), in each case, granted under any of the Revance Therapeutics, Inc. 2014 Equity Incentive Plan, the Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan and the Hint, Inc. 2017 Equity Incentive Plan (collectively, the “Company Equity Plans”), will be canceled and converted into the right to receive a lump sum payment, without interest thereon and subject to applicable withholding taxes, equal to, (a) with respect to each Vested Company RSU, the product of the Per Share Price (as defined in the A&R Merger Agreement) and the total number of shares of common stock subject to such Vested Company RSU as of immediately prior to the Effective Time and (b) with respect to each Vested Company RSA and Director RSA, the Per Share Price.

•

At the Effective Time, by virtue of the Merger, each vested option to purchase shares of common stock (“Vested Company Option”) and each vested and unvested option to purchase shares of common stock granted to non-employee members of the Revance Board (“Director Option”), in each case, granted under any of the Company Equity Plans, will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the excess, if any, of the Per Share Price over the applicable exercise price per share of common stock subject to such Vested Company Option and Director Option, as applicable, and (b) the number of shares of common stock subject to such Vested Company Option and Director Option, as applicable. Each Vested Company Option and unvested option to purchase shares of common stock that has an exercise price per share that is equal to or greater than the Per Share Price will be canceled as of the Effective Time without any cash payment or other consideration being paid in respect thereof.

•

At the Effective Time, by virtue of the Merger, each restricted stock award granted under any of the Company Equity Plans that is subject to vesting conditioned in full or in part based on the achievement of performance goals or metrics (“Company PSA”) and that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the Per Share Price (with the performance metrics deemed achieved at the actual level of performance based on the Per Share Price). Any Company PSA outstanding immediately prior to the Effective Time that does not vest on the Effective Time in accordance with its terms, as in effect as of the date of the A&R Merger Agreement, will be canceled on the Effective Time without payment therefor.

•

At the Effective Time, by virtue of the Merger, each restricted stock unit award granted under any of the Company Equity Plans that is subject to vesting conditioned in full or in part based on the achievement of performance goals or metrics (“Company PSU”) and that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the Per Share Price multiplied by (b) the number of shares of common stock subject to such award of Company PSUs (with the performance metrics deemed achieved as set forth on the Disclosure Letter (as defined below)). For the sake of clarity, any Company PSU that does not vest on the Effective Time in accordance with its terms, as in effect on the date of the A&R Merger Agreement, will be canceled on the Effective Time without payment therefor.

See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement.”

What will happen to my unvested restricted stock units and options shares?

•

At the Effective Time, by virtue of the Merger, each restricted stock unit award of Revance that is not a Vested Company RSU (“Unvested Company RSU”) and each award of restricted stock of Revance that is not a Vested Company RSA or Director RSA (“Unvested Company RSA”), in each case, granted under any of the Company Equity Plans, that is subject to service-based vesting conditions and outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to (a) with respect to each Unvested Company RSU, the product of the Per Share Price and the total number of shares of common stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (“Cash Replacement Company RSU Amount”) and (b) with respect to each Unvested Company RSA, the Per Share Price (the “Cash Replacement Company RSA Amount”).

•

At the Effective Time, by virtue of the Merger, each unvested option to purchase shares of common stock granted under any of the Company Equity Plans that is not a Vested Company Option or Director Option (“Unvested Company Option”) will be canceled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the excess of the Per Share Price over the applicable exercise price per share of common stock subject to such Unvested Company Option and (b) the number of shares of common stock subject to such Unvested Company Option (“Cash Replacement Company Option Amount” and, together with the Cash Replacement Company RSU Amount and Cash Replacement Company RSA Amount, the “Cash Replacement Amount”). Each Vested Company Option and Unvested Company Option that has a per share exercise price that is equal to or greater than the Per Share Price will be canceled as of the Effective Time without any cash payment or other consideration being paid in respect thereof.

•

Each Cash Replacement Amount will, subject to the holder’s continued service with Crown or its affiliates (including Revance or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the underlying equity award for which such Cash Replacement Amount was exchanged would have vested and been payable pursuant to its terms. If a holder of such Cash Replacement Amount incurs a Qualifying Termination (as defined in the A&R Merger Agreement), the unpaid portion of the Cash Replacement Amount will vest and become payable.

What will happen to the ESPP and the Company Equity Plans?

•

Immediately prior to the Effective Time, Revance will terminate the Company Equity Plans and take action to terminate the 2014 Employee Stock Purchase Plan, effective as of immediately following the end of the Final Purchase Period (as defined in the A&R Merger Agreement).

See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement.”

What is the market value of my Shares as of a recent date?

•

On December 6, 2024, the last full day of trading before the public announcement of the execution of the A&R Merger Agreement, the reported closing price of the Shares on Nasdaq was $3.82 per Share. On December 11, 2024, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $3.04 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

•	Yes. On December 7, 2024, in connection with the execution and delivery of the A&R Merger Agreement, Mark J. Foley, David A. Hollander, Dwight O. Moxie, Erica Jordan and Tobin Schilke

(collectively, the “Supporting Stockholders”), solely in their respective capacities as stockholders of Revance, entered into amended and restated tender and support agreements (collectively, the “Support Agreements”) with Crown and Merger Sub (which amends, restates and supersedes the tender and support agreements dated as of August 11, 2024, entered into among the Supporting Stockholders, Crown and Merger Sub), pursuant to which each Supporting Stockholder agreed, among other things, (i) to tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the A&R Merger Agreement), (ii) to vote against other proposals to acquire Revance and (iii) to certain other restrictions on its ability to take actions with respect to Revance and its Shares.

•

Each Support Agreement terminates automatically upon the earliest of (i) the valid termination of the A&R Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of such Tender and Support Agreement by written notice of termination from Crown to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the A&R Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration in an adverse manner to such Supporting Stockholder individually or the stockholders of Revance, generally, pursuant to the terms of the A&R Merger Agreement. The Supporting Stockholders collectively beneficially owned approximately 1.6% of the outstanding Shares as of December 7, 2024.

See Section 11 — “The A&R Merger Agreement; Other Agreements —Support Agreement.”

Will I have appraisal rights in connection with the Offer?

•

If the Offer is successful and the Merger is consummated, Revance stockholders who continuously held Shares from the date of the demand for appraisal through the effective date of the Merger who: (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL, including providing documentary evidence of such stockholder’s beneficial ownership of such Shares; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Merger, a cash payment equal to the “fair value” of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery (the “Delaware Court”), in accordance with Section 262 of the DGCL. Stockholders should be aware that the fair value of their Shares could be more than, the same as, or less than Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price), and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.

•

More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in Revance’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Revance stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

•

You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at (866) 461-7054. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

INTRODUCTION

Reba Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Crown Laboratories, Inc., a Delaware corporation (“Crown”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Revance Therapeutics, Inc., a Delaware corporation (“Revance”), at a purchase price of $3.10 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated December 7, 2024 (as it may be amended from time to time, the “A&R Merger Agreement”), by and among Revance, Crown and Merger Sub, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Revance pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the A&R Merger Agreement, with Revance continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Crown (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Revance or any wholly owned subsidiary of Revance (each, a “Revance Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Crown, Merger Sub or any of their affiliates (as defined in Section 251(h) of the DGCL) at the commencement of the Offer and owned by Crown, Merger Sub or any of their affiliates immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such shares under the DGCL (the “Dissenting Shares”)), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, from Merger Sub, less any required tax withholding (the “Merger Consideration”).

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The A&R Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — A&R Merger Agreement.”

Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Board of Directors of Revance (the “Revance Board”) unanimously (i) determined that the A&R Merger Agreement, providing for the Offer and the Merger in accordance with Section 251(h) of the DGCL, upon the terms and subject to the conditions set forth in the A&R Merger Agreement, and the other Transactions contemplated by the A&R Merger Agreement are advisable and in the best interests of Revance and its stockholders, (ii) approved the execution and delivery of the A&R Merger Agreement by Revance, the performance by Revance of its covenants and other obligations under the A&R Merger Agreement, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth in the A&R Merger Agreement, (iii) resolved to recommend that Revance’s stockholders tender their Shares to Merger Sub pursuant to the Offer, upon the terms and conditions set forth in the A&R Merger Agreement, and (iv) resolved that the Merger be effected under Section 251(h) of the DGCL.

Descriptions of the Revance Board’s reasons for authorizing and approving the A&R Merger Agreement and the consummation of the Transactions are set forth in Revance’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Revance stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Recommendation of the Revance Board” and “Background of the Offer and the Merger; Reasons for the Recommendation.”

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”) and (ii) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”), which has been satisfied. The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

Revance has advised Crown that at a meeting of the Revance Board held on December 7, 2024, Centerview Partners LLC (“Centerview”) rendered its oral opinion to the Revance Board, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of Shares (other than (i) Shares held by the Company as treasury stock or Shares held by Crown, Merger Sub or their affiliates (as defined in Section 251(h) of the General Corporation Law of the State of Delaware) immediately prior to the Effective Time and (ii) Dissenting Shares (the Shares referred to in clauses (i) and (ii) together with any Shares held by any affiliate of the Company, the “Excluded Shares”)) pursuant to the A&R Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion delivered by Centerview to the Revance Board is attached as Annex I to the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Merger Sub is offering to purchase all of the outstanding Shares at the Offer Price, net to the stockholder in cash, without interest and less any required tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Antitrust Condition and the other conditions, which has been satisfied, described in Section 15 — “Conditions of the Offer.”

(a) The A&R Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required or permitted to extend the Offer. Specifically, the A&R Merger Agreement provides that:

(i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, the document governing the Offer or any period otherwise required by the rules and regulations of Nasdaq or applicable law (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of the Offer Price);

(ii) if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived (to the extent waivable by Merger Sub or Crown), then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods (the length of each such individual extension period not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)); and

(iii) if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, each of the Offer Conditions (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived (to the extent waivable by Merger Sub or Crown) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of Revance, Merger Sub shall, extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods (the length of each such individual extension period not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)); provided, however, that in no event shall Merger Sub be required to extend the expiration of the Offer pursuant to this clause (iii) for more than 25 business days in the aggregate.

In each case, Merger Sub is not required to extend the Offer beyond the earlier of the Outside Date or the termination of the A&R Merger Agreement. See Section 1 — “Terms of the Offer” and Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement.”

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the A&R Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Merger Sub expressly reserves the right to waive, at any time and to the extent permitted by applicable law, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the

A&R Merger Agreement, except that Revance’s prior written approval is required for Merger Sub to, and for Crown to permit Merger Sub to:

(i)	waive or change the Minimum Condition or certain other conditions set forth in the A&R Merger Agreement;

(ii)	decrease the Offer Price (other than an adjustment made pursuant to Section 3.6 of the A&R Merger Agreement);

(iii)	change the form of consideration to be paid in the Offer;

(iv)	decrease the number of Shares (or narrow or otherwise diminish or reduce the classes of Shares) subject to the Offer;

(v)	extend or otherwise change the expiration date of the Offer except as otherwise required or expressly permitted by the A&R Merger Agreement;

(vi)

impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects any holder of the Shares (in their capacity as such); or

(vii)	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Merger Sub to irrevocably accept for payment, and pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the A&R Merger Agreement, Merger Sub will not be required to, and Crown will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the A&R Merger Agreement, Crown or Revance may terminate the A&R Merger Agreement.

Revance has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the

Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Revance’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Revance’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the A&R Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer no later than two business days after the Expiration Time (the date and time of acceptance for payment, the “Acceptance Time”). Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the A&R Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Merger Sub may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Merger Sub and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the A&R Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the

Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, Revance stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. Revance stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Merger Sub, Crown or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the A&R Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Revance stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Revance.

Stock Options, Restricted Stock and Restricted Stock Units. The Offer is being made only for Shares, and not for outstanding stock options, restricted stock or restricted stock units issued by Revance. Holders of outstanding unexercised stock options, outstanding restricted stock or outstanding restricted stock units issued by Revance may receive payment, if any, for such stock options, restricted stock or restricted stock units following the Effective Time as provided in the A&R Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options issued by Revance may participate in the Offer only if they first exercise such stock options in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of Revance and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of Revance in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding.

A stockholder’s failure to provide an IRS Form W-9 or the appropriate IRS Form W-8 may subject the stockholder to backup withholding (as described above) on any payments made pursuant to the Merger. Such forms and the applicable instructions thereto may be obtained from the IRS website at www.irs.gov. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS. Each stockholder should consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after February 10, 2025, the 60th day after commencement of the Offer, until Merger Sub accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Merger Sub will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Merger Sub, Crown or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.	Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, stockholders whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership or other pass-through entity for U.S. federal income tax purposes.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for its Shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held its Shares for more than one year as of the Effective Time. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Tax Consequences to Non-U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will generally not be subject to U.S. federal income tax unless:

•

the gain, if any, on the Shares is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Effective Time and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the shareholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided, that the required information is timely furnished to the Internal Revenue Service. See Section 3— “Procedures for Accepting the Offer and Tendering Shares—Information Reporting and Backup Withholding.”

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

6.	Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “RVNC.” Revance has advised us that, as of November 29, 2024, 104,944,165 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2024
Fourth Quarter (through December 11, 2024)	$5.92	$3.025
Third Quarter	$6.65	$2.39
Second Quarter	$4.99	$2.30
First Quarter	$9.75	$4.57
2023
Fourth Quarter	$11.49	$5.72
Third Quarter	$25.33	$11.10
Second Quarter	$37.98	$24.61
First Quarter	$36.61	$18.11
2022
Fourth Quarter	$30.95	$17.97
Third Quarter	$29.51	$13.70
Second Quarter	$20.74	$11.27
First Quarter	$20.63	$11.65
2021
Fourth Quarter	$28.28	$12.34
Third Quarter	$33.83	$25.45
Second Quarter	$32.18	$26.30
First Quarter	$30.45	$23.92

On December 6, 2024, the last full day of trading before the public announcement of the execution of the A&R Merger Agreement, the reported closing price of the Shares on Nasdaq was $3.82 per Share. On December 11, 2024, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $3.04 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

Revance has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7.	Certain Information Concerning Revance

The summary information set forth below is qualified in its entirety by reference to Revance’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Crown nor Merger Sub has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Crown nor Merger Sub assumes any responsibility for the accuracy or completeness of the information concerning Revance, whether furnished by Revance or contained in such filings, or for any failure by Revance to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Crown or Merger Sub.

Revance, a Delaware corporation, is a biotechnology company focused on developing and commercializing innovative aesthetic and therapeutic offerings. Revance’s portfolio includes DAXXIFY® (DaxibotulinumtoxinA-lanm) for injection and the RHA® Collection of dermal fillers, a proprietary technology manufactured in

Switzerland by Teoxane. Revance has also partnered with Viatris to develop a biosimilar to onabotulinumtoxinA for injection and Fosun to commercialize DAXXIFY® in China. Revance was incorporated in Delaware in August 1999 under the name Essentia Biosystems, Inc. Revance commenced operations in June 2002 and, in April 2005, changed its name to Revance Therapeutics, Inc. Revance’s principal executive offices are located at 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee 37203, and its telephone number is (615) 724-7755.

Additional Information. The Shares are registered under the Exchange Act. Accordingly, Revance is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Revance’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Revance’s securities, any material interests of such persons in transactions with Revance and other matters was disclosed in Revance’s definitive proxy statement for Revance’s 2024 Annual Meeting of Stockholders filed with the SEC on March 21, 2024. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Revance, that file electronically with the SEC.

8.	Certain Information Concerning Crown, Merger Sub and Certain Related Parties

Merger Sub is a Delaware corporation and wholly owned subsidiary of Crown, and was formed solely for the purpose of facilitating the acquisition of Revance by Crown. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Merger Sub will merge with and into Revance and will cease to exist, with Revance surviving the Merger as the Surviving Corporation.

Crown, a privately held, fully integrated global skincare company, is committed to developing and providing a diverse portfolio of aesthetic, premium and therapeutic skincare products that improve the quality of life for its consumers throughout their skincare journey.

Crown Holdings Interco LLC (“Crown Interco”) is the sole stockholder of Crown, and Crown Laboratories Holdings, Inc. (“Crown Holdings”) is the sole member of Crown Interco. Crown Holdings, together with Merger Sub, Crown, and Crown Interco, are collectively referred to herein as the “Crown Entities.”

The address and phone number of each of the Crown Entities’ principal executive offices is set forth below:

c/o Crown Laboratories, Inc

207 Mockingbird Lane, Johnson City, Tennessee 37604.

(423) 926-4413

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of each of the Crown Entities is set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of the Crown Entities, or, to the best knowledge of the Crown Entities after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of December 12, 2024, except as set forth below, none of the Crown Entities or their respective associates or affiliates owned any Shares. As of December 12, 2024, Nadeem Moiz, President, Chief Financial Officer and Chief Operations Officer of the Crown Entities holds 1,228 Shares, which he intends to tender in the Offer.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of the Crown Entities or, to the best knowledge of the Crown Entities after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Revance; (ii) none of the Crown Entities or, to the best knowledge of the Crown Entities after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Revance during the past 60 days; (iii) none of the Crown Entities or, to the best knowledge of the Crown Entities after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Revance (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of the Crown Entities, their subsidiaries or, to the best knowledge of the Crown Entities after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Revance or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between the Crown Entities, their subsidiaries or, to the best knowledge of the Crown Entities after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Revance or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Revance’s securities, an election of Revance’s directors or a sale or other transfer of a material amount of Revance’s assets.

9.	Source and Amount of Funds

The Offer is not conditioned upon Crown’s or Merger Sub’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $655 million in cash to (i) purchase all of the Shares pursuant to the Offer and to complete the Merger; (ii) pay all amounts in connection with the refinancing or repayment of any outstanding indebtedness of Revance required to be paid at the closing of the Merger; and (iii) pay all fees and expenses required to be paid at the closing of the Merger by Crown or the Merger Sub in connection with the transactions contemplated by the A&R Merger Agreement required to be paid at the closing of the Merger. Crown and the Merger Sub anticipate funding these payments through the issuance of equity and/or debt of Crown, and the incurrence or issuance of equity and/or debt of Crown.

Financing. The obligation of Crown and Merger Sub to consummate the Offer and the Merger is not subject to any financing condition. In connection with the financing of the Offer and the Merger, Hildred Perennial Partners I, LP, Hildred Capital Co-Invest-REBA, LP, Hildred Equity Partners III, LP and Hildred Equity Partners III-A, LP (collectively, the “Guarantors”) and Crown have entered into an amended and restated equity commitment letter, dated as of December 7, 2024 (which amends, restates and supersedes the equity commitment letter entered into on August 11, 2024 by Crown, the Guarantors and Hildred Equity Partners II, LP, Hildred Equity Associates II, LP, Hildred Equity Partners II-FR, LP and Hildred Equity Partners II-A, LP) (the “Equity Commitment Letter”), pursuant to which the Guarantors have agreed to provide Crown with an equity and/or debt commitment of up to $402 million in cash, subject to the terms and conditions set forth therein. Crown and Crown Laboratories Holdings, Inc., a Delaware corporation (“Holdings”), delivered to Revance an amended and restated debt commitment letter (the “Debt Commitment Letter”), pursuant to which, among other things, Ares Capital Management, LLC (solely in its capacity as manager to one or more funds and managed accounts, and with any other commitment party that may become party thereto, “Ares Capital”), along with any other initial first lien lenders and second lien lenders, commit to provide Crown with debt financing, subject to the terms and conditions set forth therein, in the amounts specified therein for the purpose of financing the Offer and the Merger and the other transactions contemplated by the A&R Merger Agreement (the “Debt Financing”).

We anticipate that the proceeds from the Equity Commitment Letter and Debt Commitment Letter, together with cash on hand at Revance (or one or more of its subsidiaries) will be sufficient to (i) purchase all of the Shares pursuant to the Offer and to complete the Merger; (ii) pay all amounts in connection with the refinancing or repayment of any outstanding indebtedness of Revance required to be paid at the closing of the Merger; and (iii) pay all fees and expenses required to be paid at the closing of the Merger by Crown or the Merger Sub in connection with the transactions contemplated by the A&R Merger Agreement required to be paid at the closing of the Merger. Revance has a contractual right to enforce the terms of the Equity Commitment Letter and cause Crown to enforce the Equity Commitment Letter solely to the extent Revance is entitled to seek specific performance pursuant to the A&R Merger Agreement. Revance has the right to specifically enforce Crown’s obligation to consummate the Offer and the Merger, if and only if, and for so long as: (i) all the conditions to Crown’s and Merger Sub’s obligations to consummate the Offer and the Merger set forth in the A&R Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acceptance Time or the Closing, as applicable, each of which is capable of being, and reasonably expected to be, satisfied or waived at the Acceptance Time or the Closing, as applicable), (ii) the Debt Financing (or alternative debt financing) has been or is capable of being funded in full or the Financing Sources have irrevocably confirmed in writing to Crown that the Debt Financing will be funded in full at the Closing if the Equity Financing is funded at the Closing, (iii) Revance has irrevocably confirmed to Crown in writing (and not revoked such notice) that if specific performance is granted and the Equity Financing and Debt Financing are funded, then Revance is ready, willing and able to consummate the Closing, (iv) Crown and/or Merger Sub fails to accept to purchase the Shares in accordance with Section 2.1 of the A&R Merger Agreement and consummate the Closing within three business days following the later of (x) the date by which the Closing is required to have occurred pursuant to the A&R Merger Agreement and (y) receipt of written notice from Revance in accordance with clause (iii) above, (v) all of the conditions with respect to the Offer and the Merger set forth in the A&R Merger Agreement have continued to be satisfied during the entirety of such three business day period (other than those conditions that by their terms are to be satisfied at the Acceptance Time or the Closing, as applicable, each of which is capable of being, and reasonably expected to be, satisfied at the Acceptance Time or the Closing, as applicable) and (vi) Revance remains ready, willing and able to consummate the Offer and the Closing.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

Limited Guarantee. Concurrently with the execution of the A&R Merger Agreement, the Guarantors, solely for the purposes of Section 10 thereof, Hildred Equity Partners II, LP, Hildred Equity Associates II, LP, Hildred Equity Partners II-FR, LP and Hildred Equity Partners II-A, LP, and Revance have entered into an amended and restated limited guarantee, dated as of December 7, 2024 (which amends, restates and supersedes the limited guarantee entered into on August 11, 2024 by Crown, the Guarantors and Hildred Equity Partners II, LP, Hildred Equity Associates II, LP, Hildred Equity Partners II-FR, LP and Hildred Equity Partners II-A, LP) (the “Limited Guarantee”), in favor of Revance in respect of Crown’s obligation to pay (i) the Parent Termination Fee (as defined below) pursuant to the terms of Section 10.3(c) of the A&R Merger Agreement, (ii) if applicable, the Default Payment if due and payable pursuant to the terms of Section 10.3(e) of the A&R Merger Agreement, and (iii) any Reimbursement Obligation to the extent due and payable by Crown pursuant to the terms of Section 8.4(e) and (f) of the A&R Merger Agreement, which shall not exceed $1,000,000 (collectively, items (i)-(iii), the “Guaranteed Obligations”).

The obligations of the Guarantors under the Limited Guarantee are subject to an aggregate cap equal to $21,059,000.00 (the “Cap”).

The Limited Guarantee will terminate upon the earliest of:

•	the Acceptance Time, the consummation of the Offer and the Merger, and satisfaction of the Required Amount (as defined in the A&R Merger Agreement);

•

termination of the A&R Merger Agreement in accordance with its terms (other than a termination of the A&R Merger Agreement for which a Parent Termination Fee is due and owing by Crown (any such termination for which the Parent Termination Fee is so due and owing, a “Qualifying Termination”));

•

the 90th day after a Qualifying Termination unless prior to the 90th day after a Qualifying Termination, Revance commenced a suit, action or other legal proceeding against Crown alleging a Parent Termination Fee is due and owing or against the Guarantors that amounts are due and owing from the Guarantors pursuant to the Limited Guarantee (a “Qualifying Suit”), subject to additional terms in the Limited Guarantee; and

•	the payment or satisfaction of the Guaranteed Obligations due and payable to Revance under the Limited Guarantee.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

10.	Background of the Offer; Past Contacts or Negotiations with Revance

Background of the Offer

The following is a description of contacts between representatives of Crown and Revance that resulted in the execution of the Original Merger Agreement (as defined below), the A&R Merger Agreement and the agreements related to the Offer as well as certain additional matters occurring after the execution of the Original Merger Agreement and disclosed to Crown by Revance that resulted in the execution of the A&R Merger Agreement and the agreements related to the Offer. For a review of Revance’s additional activities, please refer to the Schedule 14D-9 that will be filed by Revance with the SEC and mailed to Revance stockholders

On November 13, 2023, a representative from Crown and Hildred Capital Management, LLC (“Hildred Capital”) contacted Mr. Foley, expressing their interest in a meeting to discuss potential collaboration opportunities.

On November 27, 2023, Mr. Foley participated in an initial discussion with a representative of Hildred Capital following an industry conference in New York. During the meeting, the parties engaged in general discussions regarding Revance’s industry and business as well as Hildred Capital’s portfolio company, Crown. Hildred Capital expressed interest in considering a potential strategic transaction with, or investment in, Revance.

On January 29, 2024, Hildred Capital, the majority shareholder of Crown, executed a non-disclosure agreement with Revance (the “Hildred NDA”) in connection with its consideration of a potential strategic transaction with, or investment in, Revance. The Hildred NDA contained customary terms, including a limited standstill providing that Hildred Capital may not, among other things, solicit proxies to vote or seek to advise any person with respect to the voting of any of Revance’s securities, and also included “don’t ask don’t waive” provisions with respect to the limited standstill provisions, except Hildred Capital would be permitted to make direct private solicitations directly to the Revance Board after making the same solicitation to Revance management.

On February 8, 2024, Mr. Foley held a meeting with representatives of Hildred Capital and during such meeting, representatives of Hildred Capital again expressed interest in a potential strategic transaction with Revance, including an acquisition of the aesthetics segment of Revance or an acquisition of the whole company, and discussed generally how such a transaction might be structured.

On February 25, 2024, the Revance Board authorized Revance management to share a preliminary projected profit and loss statement prepared by Revance management for the fiscal years 2024 through 2026 with Hildred Capital and Crown.

In late March, representatives of Crown indicated that they had engaged a financial advisor and had begun their diligence process in connection with a potential strategic transaction with Revance. Representatives of Crown indicated that an indication of interest would be forthcoming.

On April 3, 2024, Revance received a non-binding proposal from Crown indicating Crown’s interest in pursuing an acquisition of Revance for $9.25 per share in cash, which indicated that Crown’s proposed offer price would be subject to completion of customary due diligence (the “April Proposal”). The April Proposal represented a 105% premium to the closing stock price of Revance’s Shares on April 2, 2024, the last trading day prior to the April Proposal. The April Proposal was based on certain assumptions made by Crown, including its review of publicly available information, information provided to date, and preliminary discussions with Revance.

On April 12, 2024, the Revance Board authorized Centerview to inform Crown’s financial advisor, PJT Partners LP (“PJT”), that Revance would grant Crown access to further diligence materials. After representatives of Centerview presented a list of potential third parties to the Revance Board, the Revance Board also authorized Centerview and Revance management to continue to seek interest from such third parties in a potential strategic transaction with Revance.

In May 2024, Crown continued to conduct its due diligence review and held several diligence calls with representatives of Revance.

On May 31, 2024, Mr. Foley met with representatives of Crown, and during such meeting, representatives of Crown indicated that they planned to submit a revised proposal to acquire Revance for $6.25 per share.

On June 3, 2024, Revance received a revised non-binding offer letter from Crown, indicating Crown’s continued interest in acquiring Revance, for a proposed offer price of $6.25 per share in cash (the “June 3 Proposal”) on a fully diluted basis, subject to completion of due diligence, noting that Crown had substantially completed diligence on topics related to value. The June 3 Proposal represented a 120% premium to Revance’s closing stock price of Revance’s Shares on May 31, 2024, the last trading day prior to the June 3 Proposal. The June 3 Proposal did not contain any indication of retaining Revance management post-closing of the Transaction.

On June 3, 2024, Mr. Foley met with a representative of Crown to further discuss the June 3 Proposal. The representative of Crown noted that the updated offer reflected the results of Crown’s due diligence conducted to date and that such diligence had resulted in reductions in the assumed operating performance of the business, reductions in assumed commercial cost synergies and increases in certain risks related to the business and its two primary products.

On June 7, 2024, Mr. Foley informed a representative of Hildred Capital of the Revance Board’s view that the June 3 Proposal was insufficient.

On June 19, 2024, Mr. Foley met with a representative of Crown. The representative of Crown indicated that a revised proposal would be forthcoming in the near-term.

On June 21, 2024, Mr. Foley received an oral offer from a representative of Crown indicating Crown’s interest in acquiring Revance for $6.50 per share in cash. The representative of Crown noted that this offer would be their “final” offer.

Later on June 21, 2024, Revance received a final non-binding offer letter from Crown indicating Crown’s interest in acquiring Revance for $6.50 per share in cash, representing a fully diluted equity value of $719 million based on Crown’s modeling of Revance’s capitalization (the “June 21 Proposal”), subject to completion of confirmatory due diligence. The $6.50 per share pricing in the June 21 Proposal represented a 126% premium to the closing stock price of Revance’s Shares on June 20, 2024, the last trading day prior to the June 21 Proposal. The June 21 Proposal also indicated that Crown would be obtaining debt financing in connection with the potential strategic transaction. The June 21 Proposal did not contain any indication of retaining Revance management post-closing of the transaction.

On June 25, 2024, Mr. Foley met with a representative of Crown. Mr. Foley indicated that Revance was willing to proceed with the acquisition, but that the offer price per share would need to be updated to reflect Revance’s latest available internal capitalization information and requested that the transaction include a contingent value right tied to Revance’s revenue.

On June 26, 2024, a representative of Centerview met with a representative of PJT to indicate Revance was willing to proceed with the acquisition, but that the offer price per share would need to be updated to reflect Revance’s latest available internal capitalization information and requested that the transaction include a contingent value right tied to Revance’s revenue. The representative of PJT indicated that Crown would be updating its final offer price per share based on updated capitalization information to be provided by Revance, but that Crown rejected the inclusion of a contingent value right.

On June 29, 2024, Revance provided Hildred Capital, Crown and their advisors access to an expanded online data room.

On July 4, 2024, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Revance’s outside legal counsel sent the initial draft of the Original Merger Agreement to Kirkland & Ellis LLP, counsel to Crown (“Kirkland”).

On July 17, 2024, Kirkland provided to Skadden a markup of the draft Original Merger Agreement, following which discussions and negotiations among representatives of Kirkland and Skadden continued until the signing of the Original Merger Agreement on August 11, 2024. The parties exchanged revised drafts of the Original Merger Agreement during this time and negotiated several key points, including the Revance Board’s ability to change its recommendation and terminate the Original Merger Agreement to accept a Superior Offer (as defined in the Original Merger Agreement), the termination fees payable by Revance and Crown, the debt financing covenants and the treatment of Revance equity awards for non-executive officer employees.

On July 21, 2024, Skadden provided to Kirkland a revised markup of the Original Merger Agreement.

On July 23, 2024, Skadden provided to Kirkland the initial draft of the Original Company Disclosure Letter (the “Original Company Disclosure Letter”).

On July 25, 2024, Kirkland provided to Skadden a revised markup of the Original Merger Agreement.

On July 26, 2024, Kirkland provided to Skadden a markup of the Original Company Disclosure Letter, following which discussions and negotiations among representatives of Kirkland and Skadden continued until the signing of the Original Merger Agreement on August 11, 2024. The parties exchanged revised drafts of the Original Company Disclosure Letter during this time.

On July 29, 2024, Kirkland provided to Skadden the initial drafts of the equity commitment letter (“Original Equity Commitment Letter”) and limited guarantee (“Original Limited Guarantee”).

Between July 29, 2024 and August 11, 2024, representatives of Skadden and Kirkland resolved the material open terms in the Original Equity Commitment Letter and Original Limited Guarantee.

On August 5, 2024, Skadden sent a revised draft of the Original Merger Agreement to Kirkland.

Between August 5 and August 11, 2024, representatives of Skadden and Kirkland resolved the material open terms in the draft Original Merger Agreement, including the termination fees, the debt financing covenants and the treatment of Revance equity awards for non-executive officer employees.

Also on August 6, 2024, Skadden received drafts of the debt commitment letter (the “Original Debt Commitment Letter”) and Fee Letter (the “Fee Letter”) from Kirkland, following which, discussions and negotiations among representatives of Kirkland and Skadden continued until the signing of the Original Merger Agreement on August 11, 2024. The parties exchanged revised drafts of the Original Debt Commitment Letter and Fee Letter during this time and negotiated the commitment period for the debt and the Outside Date (as defined in the Original Merger Agreement) and the contemplated debt financing.

On August 7, Skadden received a draft of the Sixth Amendment to the ABL Credit Agreement (the “Credit Agreement Amendment”) from Kirkland.

Between August 7, 2024 and August 11, 2024, representatives of Skadden and Kirkland resolved the material open terms in the Credit Agreement Amendment.

On August 10, 2024, Skadden sent a revised draft of the Original Merger Agreement to Kirkland.

On August 10, 2024, a representative of Centerview met with a representative of PJT to discuss the offer price per share based on Revance’s latest available internal capitalization information. The representative of PJT confirmed that based on the fully diluted equity value offer of $719 million, the final price per share based on updated capitalization information is $6.66 per share (the “Original Offer Price”).

On August 11, 2024, Revance, Merger Sub and Crown executed the Original Merger Agreement and announced the Transactions prior to the opening of trading on Nasdaq on August 12, 2024.

On August 16, 2024, Revance received a notice from Teoxane SA (“Teoxane”) claiming alleged breaches (the “Teoxane Notice”), concerning, among other things, purported material breaches of provisions governing the maximum level of buffer stock and requirements surrounding the promotion and sale of Teoxane products, under the Revance’s exclusive distribution agreement with Teoxane, dated January 10, 2020, as amended (the “Distribution Agreement”). Revance disputed the Teoxane Notice, including that Revance did not believe that it was in breach of the asserted allegations or that the alleged breaches constituted a material breach under the terms of the Distribution Agreement.

Between August 20, 2024 and October 24, 2024, Revance and certain of its advisors, communicated with Teoxane regarding the Teoxane Notice and negotiated modified terms to the Distribution Agreement. During this period, Revance and Crown communicated regularly and Revance received Crown’s input with respect to the ongoing discussions with Teoxane, and Revance considered such input in its negotiations with Teoxane. These modifications were negotiated both to resolve the dispute as well as to resolve the parties ongoing negotiations regarding the minimum purchase commitment for 2025 through 2029, which was required pursuant to the Distribution Agreement.

In light of the ongoing communications with Teoxane and related factors, on August 27, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer.

On August 28, 2024, Revance filed a Form 8-K with the SEC (the “August 28 8-K”). The August 28 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to September 13, 2024 or such other date as may have been agreed to between Revance and Crown.

Between August 28, 2024 and September 19, 2024, Revance had multiple communications and discussions with Teoxane regarding the Teoxane Notice, including in-person meetings with Teoxane in Geneva, Switzerland. The in-person meetings included a tri-party meeting with Crown, Revance and Teoxane.

On September 19, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer.

On September 23, 2024, Revance filed a Form 8-K with the SEC (the “September 23 8-K”). The September 23 8-K reflected that Revance had received the Teoxane Notice and disclosed that in light of ongoing discussions with Teoxane regarding the Teoxane Notice, Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to October 4, 2024 or such other date as may have been agreed to between Revance and Crown.

On October 3, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer.

On October 4, 2024, Revance filed a Form 8-K with the SEC (the “October 4 8-K”). The October 4 8-K reflected that in light of ongoing discussions with Teoxane regarding the Teoxane Notice, Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to October 18, 2024 or such other date as may have been agreed to between Revance and Crown.

On October 17, 2024, Crown conveyed its view to Revance that Crown’s ability to move forward with the Merger was dependent on successful resolution of the outstanding claims by Teoxane as well as Crown’s approval of any material amendments to the Distribution Agreement, which was required pursuant to the terms of the Original Merger Agreement (such approval not to be unreasonably withheld, conditioned or delayed).

On October 18, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer. Revance filed a Form 8-K with the SEC (the “October 18 8-K”). The October 18 8-K reflected that in light of ongoing discussions with Teoxane regarding the Teoxane Notice, Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to October 25, 2024 or such other date as may have been agreed to between Revance and Crown.

On October 24, 2024, Revance communicated the terms of the Sixth Amendment to the Distribution Agreement (the “Sixth Amendment”) and the Exclusive Distribution Agreement for DAXXIFY® in Australia and New Zealand (the “ANZ Distribution Agreement”) to Crown and sought their approval pursuant to the terms of the Original Merger Agreement. Crown withheld such approval, including because it was Crown’s view that, with respect to the Sixth Amendment, the Sixth Amendment (i) increased the minimum payments due to Teoxane, beyond projected sales levels for the Teoxane products, (ii) created risk that the Distribution Agreement could be terminated by Teoxane prior to completion of the remaining license term, (iii) provided operating terms more burdensome than the prior arrangement under the Distribution Agreement and (iv) with respect to the ANZ Distribution Agreement, such agreement provided Teoxane with rights for the Australian market on terms that were highly unfavorable to Revance.

On October 24, 2024, Revance and Teoxane entered into the Sixth Amendment. The Sixth Amendment, among other things, (i) established minimum purchase commitments through 2029, (ii) updated and clarified certain branding guidelines, (iii) established a marketing task force to review promotional materials, (iv) established a medical education task force to promote the exchange of best practices, (v) deemed the breach of certain provisions under the Distribution Agreement material breaches for purposes of early termination, including the failure to adhere to branding guidelines and timely delivery of certain reports and (vi) amended Revance’s minimum and maximum buffer stock requirements to align with Revance’s new purchase commitments. Concurrent with the Sixth Amendment, Revance and Teoxane entered into the ANZ Distribution Agreement, pursuant to which Teoxane will act as Revance’s exclusive distributor and licensee in Australia and New Zealand of certain products containing DaxibotulinumtoxinA-lanm, including DAXXIFY®, for the treatment of (i) temporary improvements in appearance of glabellar lines and other indications related to altering cosmetic appearance and (ii) cervical dystonia. The ANZ Distribution Agreement would continue in full force and effect until December 31, 2040

Also on October 24, 2024, Revance and Teoxane entered into a Settlement and Release Agreement (the “Settlement Agreement” and together with the Sixth Amendment and the ANZ Distribution Agreement, the “Teoxane Agreements”), pursuant to which Teoxane (i) waived any right to terminate the Distribution Agreement with respect to any breaches that may have occurred, existed or arose on or prior to the date of the Settlement Agreement and (ii) expressly acknowledged that there are no items currently in dispute between Teoxane and Revance.

On October 25, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions in light of Revance’s entry into the Teoxane

Agreements, which could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price.

On October 28, 2024, Revance filed a Form 8-K with the SEC (the “October 28 8-K”). The October 28 8-K reflected the Teoxane Agreements. The October 28 8-K also reflected that in light of ongoing discussions with Crown regarding the Teoxane Agreements, Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to November 1, 2024 or such other date as may have been agreed to between Revance and Crown.

On October 30, 2024, representatives of Revance spoke with representatives of Crown, who indicated that Crown was unwilling to commence the Offer set forth in the Original Merger Agreement and that Crown would provide to Revance a non-binding term sheet reflecting proposed amended transaction key terms which Crown indicated would reflect Crown’s view of the then current value of Revance based on Crown’s view of Revance’s recent performance, market conditions and the impact of Revance entering into the Sixth Amendment and ANZ Distribution Agreement, including Crown’s belief that the period for which the Distribution Agreement would remain in place was uncertain.

Also on October 30, 2024, Revance received a non-binding term sheet from Crown which included amended transaction key terms (the “October 30 Proposal”), including, among other things, (i) a payment to stockholders at the closing of the Merger (the “Closing”) of $2.25 per share in cash (the “$2.25 Share Amount”), (ii) $0.50 per share in cash to be held back to cover all costs and expenses in connection with all stockholder litigation related to the A&R Merger Agreement and transactions contemplated thereby (the “Litigation Holdback”), (iii) a contingent value right payment tied to certain performance metrics related to the Distribution Agreement for an aggregate value up to $3.25 per share (the “3.25 CVR”) and (iv) a limited release of claims related to the A&R Merger Agreement.

On October 31, 2024, Mr. Foley spoke with a representative of Crown to discuss the October 30 Proposal.

On November 1, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions in light of Revance’s entry into the Teoxane Agreements, which the Revance Board believed could potentially result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price.

Also on November 1, 2024, Revance filed a Form 8-K with the SEC (the “November 1 8-K”). The November 1 8-K reflected that in light of ongoing discussions with Crown regarding the Teoxane Agreements, Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to November 12, 2024 or such other date as may have been agreed to between Revance and Crown.

On November 4, 2024, Revance sent Crown a non-binding counter proposal to the October 30 Proposal (the “November 4 Proposal”) which included, among other things, (i) a payment to stockholders at Closing of $5.50 per share in cash and (ii) a contingent value right payment for an aggregate value up to $2.00 per share, which tied the payment of such contingent value right directly to the Distribution Agreement remaining in place for each contract year.

Also on November 4, 2024, Mr. Foley spoke with a representative of Crown and received feedback from Crown that the November 4 Proposal was unacceptable.

On November 8, 2024, Mr. Foley received an oral counteroffer from a representative of Crown (the “November 8 Proposal”). The November 8 Proposal included, among other things, (i) a payment to stockholders at Closing of $3.00 per share in cash and (ii) removal of the Litigation Holdback concept and any contingent value right construct. Representatives of Crown indicated that they had removed the contingent value right construct due to the complexity of such construct.

On November 12, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions between the parties, which the Revance Board believed could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price.

Also on November 12, 2024, Revance filed a Form 8-K with the SEC (the “November 12 8-K”). The November 12 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to November 19, 2024 or such other date as may have been agreed to between Revance and Crown.

On November 14, 2024, Revance sent Crown a non-binding proposal (the “November 14 Proposal”), which included, among other things, (i) a payment to stockholders at Closing of $3.00 per share in cash (the “$3.00 Share Amount”), (ii) a contingent value right for an aggregate value up to $1.50 per share tied to the payment of such contingent value right directly tied to the Distribution Agreement remaining in place for the final two contract years, (iii) a Company Termination Fee equal to 4% of the equity value of Revance and a Parent Termination Fee equal to 6% of the equity value of Revance, both calculated based on the $3.00 Share Amount and (iv) a mutual full release of claims based in common law, tort, fraud, contract or domestic law, related to the Offer, the Merger, the A&R Merger Agreement and arising out of Revance’s relationship with Teoxane.

On November 15, 2024, Revance received from Crown a non-binding proposal (the “November 15 Proposal”) which included, among other things, (i) a payment to stockholders at Closing of $3.10 per share in cash (the “$3.10 Share Amount”), (ii) no contingent value right payment, (iii) an uncapped excess settlement fee amount payable upon Revance’s payment of the Company Termination Fee and (iv) a limited release of claims related to the A&R Merger Agreement.

On November 16 and November 17, 2024, Mr. Foley had conversations with a representative of Crown, regarding, among other topics, the November 15 Proposal and Crown’s one-week extension request.

On November 17, 2024, representatives of Revance had a conversation with representatives of Crown and indicated that the Revance Board would not move forward with a revised deal if the proposal (i) did not include a full waiver of claims and (ii) included the repayment of Crown’s transaction fees in the event of an unsuccessful tender offer process.

On November 18, 2024, Revance sent Crown a non-binding proposal (the “November 18 Proposal”) which included, among other things, (i) a payment to stockholders at Closing of $3.25 per share in cash (the “$3.25 Share Amount”), (ii) no contingent value right payment, (iii) no repayment of Crown’s transaction fees in the event of an unsuccessful tender offer process, (iv) a Company Termination Fee equal to 4% of the equity value of Revance and a Parent Termination Fee equal to 6% of the equity value of Revance, both calculated based on the $3.25 Share Amount and (v) a mutual release of claims related to the A&R Merger Agreement.

Also on November 18, 2024, Mr. Foley had a conversation with a representative of Crown, regarding, among other topics, the November 18 Proposal.

Also on November 18, 2024, representatives of Skadden, on behalf of Revance, had a conversation with representatives of Kirkland, on behalf of Merger Sub and Crown and reaffirmed that the reimbursement of expenses and anything less than a full waiver of claims would not be acceptable to the Revance Board.

On November 19, 2024, Revance received an oral counteroffer from a representative of Crown (the “November 19 Proposal”). The November 19 Proposal included, among other things, (i) a payment to stockholders at Closing of $3.10 per share in cash, (ii) no contingent value right payment, (iii) no repayment of Crown’s transaction fees in the event of an unsuccessful tender offer process and (iv) a full release of claims against Revance related to the Offer, the Merger, the Original Merger Agreement and/or any amendments thereto and Revance’s relationship with Teoxane, including any contracts between Revance and Teoxane.

Also on November 19, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions between the parties, which could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price. Revance filed a Form 8-K with the SEC (the “November 19 8-K”). The November 19 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to November 26, 2024 or such other date as may have been agreed to between Revance and Crown.

On November 21, 2024, Skadden sent the initial draft of the A&R Merger Agreement to Kirkland, following which discussions and negotiations among representatives of Kirkland and Skadden continued until the signing of the A&R Merger Agreement on December 7, 2024. The parties exchanged revised drafts of the A&R Merger Agreement during this time and negotiated several key points, including the release of claims related to the A&R Merger Agreement.

On November 22, 2024, Skadden sent the initial draft of the amended and restated company disclosure letter (the “A&R Company Disclosure Letter”) to Kirkland, following which discussions and negotiations among representatives of Kirkland and Skadden continued until the signing of the A&R Merger Agreement on December 7, 2024. The parties exchanged revised drafts of the A&R Company Disclosure Letter during this time.

Also on November 25, 2024, the U.S. District Court for the District of Delaware ruled in favor of Revance on the motion for summary judgment (“Allergan Summary Judgment”) to exclude lost profits from the outstanding patent litigation with Allergan Pharmaceuticals Ireland (“Allergan”). The patent litigation with Allergan remains outstanding.

Also on November 25, 2024, Kirkland provided to Skadden the initial drafts of the Equity Commitment Letter and Limited Guarantee. Between November 25, 2024 and December 7, 2024, representatives of Skadden and Kirkland exchanged revised drafts of the Equity Commitment Letter and Limited Guarantee.

On November 26, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions between the parties, which could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price. Revance filed a Form 8-K with the SEC (the “November 26 8-K”). The November 26 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to November 29, 2024 or such other date as may have been agreed to between Revance and Crown.

On November 29, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions between the parties, which could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price. Revance filed a Form 8-K with the SEC (the “November 29 8-K”). The November 29 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to December 3, 2024 or such other date as may have been agreed to between Revance and Crown.

On December 1, 2024, the Revance Board held a meeting at which it, among other things, authorized Mr. Foley and certain of Revance’s advisors to engage with Crown on the status of open items related to the A&R Merger Agreement.

On December 3, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions between the parties, which could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price. Revance filed a Form 8-K with the SEC (the “December 3 8-K”).

The December 3 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to December 5, 2024 or such other date as may have been agreed to between Revance and Crown.

On December 4, 2024, the Revance Board held a meeting at which it, amongst other things, authorized its advisors to engage with Crown on the status of open items related to the A&R Merger Agreement and request additional time to evaluate the draft A&R Merger Agreement.

On December 5, 2024, Revance, Merger Sub and Crown agreed to extend the date by which Merger Sub was obligated to commence the Offer due to ongoing discussions between the parties, which could result in Revance, Merger Sub or Crown seeking remedies in accordance with, and modifications to the Original Merger Agreement, including the Original Offer Price. Revance filed a Form 8-K with the SEC (the “December 5 8-K”). The December 5 8-K reflected that Crown, Merger Sub and Revance agreed to extend the date by which Merger Sub was obligated to commence the Offer to December 9, 2024 or such other date as may have been agreed to between Revance and Crown.

On December 7, 2024, Revance, Merger Sub and Crown executed the A&R Merger Agreement and announced the Transactions.

On December 11, 2024, Revance, Merger Sub and Crown executed the Amendment to the A&R Merger Agreement (the “Amendment to the A&R Merger Agreement”) to, among other things, clarify the mechanism for calculating the Expiration Time.

On December 12, 2024, Revance filed a Form 8-K with the SEC announcing the Amendment to the A&R Merger Agreement.

On December 12, 2024, Crown commenced the Offer.

11.	The A&R Merger Agreement; Other Agreements

A&R Merger Agreement

The following is a summary of certain provisions of the A&R Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the A&R Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the A&R Merger Agreement and the Schedule TO, and any other filings that Crown or Merger Sub makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Crown, Merger Sub and Certain Related Parties” Stockholders and other interested parties should read the A&R Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the A&R Merger Agreement.

The A&R Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the A&R Merger Agreement. It is not intended to modify or supplement any factual disclosures about Crown, Merger Sub or Revance. The representations, warranties and covenants contained in the A&R Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Crown, Merger Sub and Revance and may be subject to qualifications and limitations agreed upon by Crown, Merger Sub and Revance. In particular, in reviewing the representations, warranties and covenants contained in the A&R Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Crown, Merger Sub and Revance, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, are qualified by the confidential disclosure letter delivered by Revance to Crown and Merger Sub concurrently with the execution of the A&R Merger Agreement (the “Disclosure Letter”). Neither the inclusion of the A&R Merger Agreement nor the summary of the A&R Merger Agreement is intended to modify or supplement any factual disclosures about Revance, Crown or Merger Sub in Revance’s public reports filed with the SEC. Investors are not third-party beneficiaries under the A&R Merger Agreement (except that, if the Closing occurs, the right of the holders of Company Common Stock, Company Options, Company RSUs or Company PSUs may enforce the provisions in the A&R Merger Agreement relating to their right to receive the consideration in the Merger applicable to such holder(s), and certain provisions pertaining to limitations of liability if the Company Termination Fee (as defined below) is paid to Crown are intended to benefit and shall be enforceable by the stockholders of Revance). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since December 7, 2024, which subsequent information may or may not be fully reflected in Crown, Merger Sub and Revance’s public disclosures.

The Offer. Provided that the A&R Merger Agreement has not been terminated, Merger Sub will commence the Offer on December 12, 2024, unless otherwise agreed to by Revance and Crown. Merger Sub’s obligation to, and Crown’s obligation to cause Merger Sub to, irrevocably accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Condition and the other Offer Conditions described herein, the A&R Merger Agreement provides that Merger Sub will, and Crown will cause Merger Sub to, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.

•

Merger Sub expressly reserves the right to increase the Offer Price and/or waive any of the Offer Conditions and to make any change in the terms of or the conditions to the Offer in any manner not inconsistent with the A&R Merger Agreement, except that Revance’s prior written approval is required for Crown and Merger Sub to:

•	waive, amend or modify either of the Minimum Condition or the Antitrust Condition, the Legal Restraint Condition and clause (viii) under Section 15 - “Conditions of the Offer”;

•	decrease the Offer Price (other than an adjustment made pursuant to Section 3.6 of the A&R Merger Agreement);

•	change the form of consideration to be paid in the Offer;

•	decrease the number of Shares (or narrow or otherwise diminish or reduce the classes of Shares) subject to the Offer;

•	extend or otherwise change the expiration date of the Offer except as otherwise required or expressly permitted by the A&R Merger Agreement;

•

impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects any holder of the Shares (in their capacity as such); or

•	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The A&R Merger Agreement provides that:

(i)

Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, or otherwise required by applicable law, in each case, that are applicable to the Offer;

(ii)

if, at the initial Expiration Time, any Offer Condition, other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided that such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time), has not been satisfied or waived (to the extent waivable by Merger Sub or Crown), then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods (the length of each such individual extension period not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)); and

(iii)

if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, each of the Offer Conditions (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived (to the extent waivable by Merger Sub or Crown) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of Revance, Merger Sub shall, extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Time or such subsequent Expiration Time for successive extension periods (the length of each such individual extension period not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)); provided, however, that in no event shall Merger Sub be required to extend the expiration of the Offer pursuant to this clause (iii) for more than 25 Business Days in the aggregate.

The Merger. At the Effective Time, Merger Sub will merge with and into Revance, the separate corporate existence of Merger Sub will cease, and Revance will continue as the Surviving Corporation. Subject to the A&R Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the Closing Date will take place as soon as practicable after, and on the same day as, the Acceptance Time (or if the Acceptance Time does not occur on a business day, in no event later than the first business day after the Acceptance Time), subject to the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit thereof, of the closing conditions set forth in the A&R Merger Agreement, or at such other time or date as Crown and Revance may mutually agree.

At the Closing, Revance and Merger Sub will cause the certificate of merger to be filed with the Delaware Secretary of State, and will make all other filings or recordings required by the DGCL in connection with the Merger.

At the Effective Time, the certificate of incorporation of Revance will be amended and restated in its entirety and, as so amended, will be the certificate of incorporation of the Surviving Corporation. The bylaws of the Surviving Corporation will be amended and restated in its entirety and, as so amended, will be the bylaws of the Surviving Corporation.

Board of Directors and Officers. The board of directors of the Surviving Corporation immediately following the Effective Time will consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Merger Sub immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Crown, Merger Sub or their affiliates (as defined in Section 251(h) of the DGCL) and Dissenting Shares), will be converted into the right to receive the Offer Price, in cash without interest, less any required tax withholding.

Conversion of Capital Stock held by Revance, Crown and Merger Sub. In the Merger, each Share held by Revance as treasury stock or by Crown, Merger Sub or their affiliates (as defined in Section 251(h) of the DGCL) immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto.

Conversion of Capital Stock of Merger Sub. In the Merger, each Share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Dissenting Shares. Shares outstanding immediately prior to the Effective Time and held by a holder who has not tendered such holder’s Shares is entitled to and has properly demanded appraisal for such Shares in accordance with the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but will be entitled only to such rights as are granted by Section 262 of the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, or after the Effective Time, such holder fails to perfect, withdraws, waives or loses the right to appraisal under Section 262 of the DGCL or fails to establish such holder’s entitlement to appraisal rights as provided in the DGCL, then in each such case such Shares shall be treated as if they had been converted as of the Effective Time, and shall represent only, the right to receive the Merger Consideration.

Vested Company RSUs. In the Merger, each restricted stock unit award of Revance granted under any of the Revance Therapeutics, Inc. 2014 Equity Incentive Plan, the Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan and the Hint, Inc. 2017 Equity Incentive Plan (collectively, the “Company Equity Plans”) that is outstanding and vested as of immediately prior to the Effective Time (or that vests in accordance with its terms as a result of the Merger) (“Vested Company RSU”) will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the Per Share Price (as defined in the A&R Merger Agreement) and (b) the total number of shares of common stock of Revance subject to such Vested Company RSU as of immediately prior to the Effective Time.

Unvested Company RSUs. In the Merger, each outstanding restricted stock unit award of Revance granted under any Company Equity Plan that is not a Vested Company RSU (“Unvested Company RSU”) will be canceled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the Per Share Price and (b) the total number of shares of common stock of Revance subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amount”).

Director RSAs. In the Merger, each outstanding award of restricted stock of Revance granted under any Company Equity Plan (whether vested or unvested) held by a non-employee member of the Revance Board (the “Director RSA”) will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the Per Share Price.

Unvested Company RSAs. In the Merger, each outstanding award of restricted stock of Revance granted under any Company Equity Plan that is not a Vested Company RSA (as defined in the A&R Merger Agreement) or Director RSA (“Unvested Company RSA”) will be canceled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the Per Share Price (the “Cash Replacement Company RSA Amount”).

Vested Options and Director Options. In the Merger, each outstanding and vested option to purchase shares of common stock of Revance (“Vested Company Option”) and each outstanding vested and unvested option to purchase shares of common stock of Revance granted to non-employee members of the Revance Board (“Director Option”), in each case, granted under any Company Equity Plan, will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the excess, if any, of the Per Share Price over the applicable exercise price per share of common stock of Revance subject to such Vested Company Option and Director Option, as applicable, and (b) the number of shares of Company Common Stock subject to such Vested Company Option and Director Option, as applicable.

Unvested Options. In the Merger, each outstanding and unvested option to purchase shares of common stock of Revance granted under any Company Equity Plan that is not a Vested Company Option or Director Option (“Unvested Company Option”) will be canceled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the excess, if any, of the Per Share Price over the applicable exercise price per share of common stock of Revance subject to such Unvested Company Option and (b) the number of shares of common stock of Revance subject to such Unvested Company Option (the “Cash Replacement Company Option Amount” and, together with the Cash Replacement Company RSA Amount and Cash Replacement Company RSU Amount, the “Cash Replacement Amount”).

Any outstanding option to purchase shares of common stock of Revance (whether a Vested Company Option, a Director Option or an Unvested Company Option) that has a per share exercise price that is equal to or greater than the Per Share Price shall be canceled as of the Effective Time without any cash payment or other consideration being paid in respect thereof.

Each Cash Replacement Amount will, subject to the holder’s continued service with Crown or its affiliates (including Revance or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the underlying equity award for which such Cash Replacement Amount was exchanged would have vested and been payable pursuant to its terms. If a holder of such Cash Replacement Amount incurs a Qualifying Termination (as defined in the A&R Merger Agreement), the unpaid portion of the Cash Replacement Amount will vest and become payable.

Company PSAs. In the Merger, each restricted stock award granted under any Company Equity Plan whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics (“Company PSA”) that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the Per Share Price (with the performance metrics deemed achieved at the actual level of performance based on the Per Share Price). Any Company PSA outstanding immediately prior to the Effective Time that does not vest on the Effective Time in accordance with its terms, as in effect as of the date of the A&R Merger Agreement, will be canceled on the Effective Time without payment therefor.

Company PSUs. In the Merger, each restricted stock unit award granted under any Company Equity Plan whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics (“Company PSU”) that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a lump sum cash payment, without interest thereon and subject to applicable withholding taxes, equal to the product of (a) the Per Share Price multiplied by (b) the number of shares of common stock of Revance subject to such award of Company PSUs (with the performance metrics deemed achieved as set forth in the Disclosure Letter). For the sake of clarity, any Company PSU that does not vest on the Effective Time in accordance with its terms, as in effect as of the date of the A&R Merger Agreement, will be canceled on the Effective Time without payment therefor.

Company ESPP. Prior to the Effective Time, Revance will take all actions necessary or required under the Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan (“Company ESPP”) and applicable law to, contingent on the Effective Time, (a) cause the purchase period then underway under the Company ESPP (the “Final Purchase Period”), to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) business days prior to the date on which the Effective Time occurs; (b) make any pro rata adjustments that may be necessary to reflect the Final Purchase Period, but otherwise treat the Final Purchase Period as a fully effective and completed purchase period for all purposes pursuant to the Company ESPP; (c) cause the exercise (as of no later than ten (10) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP; and (d) cause the Company ESPP to be terminated immediately following the end of the Final Purchase Period such that no further rights will be granted or exercised under the Company ESPP thereafter; provided that (i) there will be no increase in the percentage of participants’ payroll deduction elections under the Company ESPP from those in effect as of December 7, 2024,

(ii) participants may not make separate non-payroll contributions to the Company ESPP on or following December 7, 2024, and (iii) no additional employees shall commence participation in the Company ESPP during the period from December 7, 2024, through the Effective Time. On the exercise date of the Final Purchase Period, Revance will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of common stock of Revance in accordance with the terms of the Company ESPP, and such shares of common stock of Revance will be outstanding shares of common stock of Revance and entitled to receive cash in an amount equal to the Per Share Price.

In the A&R Merger Agreement, Revance has made representations and warranties to Crown and Merger Sub with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capital structure;

•	subsidiaries and equity interests;

•	authority, execution and enforceability relative to the A&R Merger Agreement;

•	no conflicts and required consents;

•	SEC filings and undisclosed liabilities;

•	disclosure controls and internal controls over financial reporting;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	the absence of specified changes or events;

•	taxes;

•	labor relations;

•	employees and employee benefit plans;

•	property;

•	contracts;

•	litigation;

•	compliance with laws, including anti-corruption and anti-bribery laws;

•	regulatory matters;

•	environmental matters;

•	permits;

•	intellectual property;

•	privacy and data security;

•	insurance;

•	brokers and other advisors;

•	no rights agreements;

•	anti-takeover provisions and statutes;

•	the opinion of its financial advisor;

•	no stockholder vote required; and

•	affiliate transactions.

Some of the representations and warranties in the A&R Merger Agreement made by Revance are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the A&R Merger Agreement, a “Company Material Adverse Effect” means any change, event, occurrence, effect, condition, state of facts or circumstance that, individually or when taken together with any other change, event, occurrence, effect, condition, state of facts or circumstance, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Revance and its subsidiaries, taken as a whole. None of the following (by itself or when aggregated) will be deemed to be or constitute a “Company Material Adverse Effect” or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in general conditions in the financial markets, business markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; or (4) changes to interest rates, tariffs, inflation or inflation rates or the prices or availabilities of commodities, raw materials or energy supply generally;

(iii) changes in general conditions in the industries or geographies in which Revance and its subsidiaries generally conduct business;

(iv) changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any general geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism by or sponsored by a Governmental Authority, terrorism or military actions (including any continuation, escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism, military actions, civil unrest or disobedience, protests or insurrection) in the United States or any other country or region in the world;

(vi) the commencement, occurrence, continuation or escalation of earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other acts of God or force majeure events in the United States or any other country or region in the world;

(vii) any change, event, occurrence, effect, condition, state of facts or circumstance resulting from the negotiation, entry into or announcement of the Agreement and Plan of Merger, by and among Revance, Crown and Merger Sub, dated as of August 11, 2024 (the “Original Merger Agreement”), or the pendency of the Offer, the Merger and the transactions contemplated by the A&R Merger Agreement, including (1) by reason of the identity of, or any facts or circumstances relating to Crown, Merger Sub or any of their respective Affiliates (as defined in the A&R Merger Agreement)(without giving effect to the proviso in the definition of “Affiliates” in the A&R Merger Agreement), (2) by reason of any communication by Crown or any of its Affiliates (without giving effect to the proviso in the definition of Affiliates) regarding the plans or intentions of Crown with respect to the conduct of the business of Revance and its subsidiaries following the Acceptance Time, and (3) the impact of any of the foregoing on the relationships, contractual or otherwise, of Revance and its subsidiaries with suppliers, customers, partners, vendors, licensors, licensees, distributors, employees, regulators or any other third person (in each case, other than for purposes of (a) certain representations or warranties contained in the A&R Merger Agreement, or (b) the Representations Condition, solely as such condition relates to certain sections of the A&R Merger Agreement, but, in each case, subject to certain disclosures in the Disclosure Letter, to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution of the A&R Merger Agreement or the consummation of the transactions contemplated by the A&R Merger Agreement);

(viii) the compliance by any party to the A&R Merger Agreement with the express terms of the A&R Merger Agreement, including any action taken or refrained from being taken as expressly required by the A&R Merger Agreement (with certain exceptions);

(ix) Crown or Merger Sub’s breach of the A&R Merger Agreement;

(x) changes after December 7, 2024 in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the interpretation of any of the foregoing);

(xi) changes after December 7, 2024 in the price or trading volume of the common stock of Revance, in and of itself;

(xii) any failure, in and of itself, by Revance or any of its subsidiaries to meet (1) any public analyst estimates or expectations of Revance’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure set forth in clauses (1) and (2) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect”);

(xiii) certain items set forth in the Disclosure Letter; and

(xiv) any Transaction Litigation (as defined in the A&R Merger Agreement) made or brought by any of the current or former holders of common stock of Revance (directly on their own behalf or derivative in the right or otherwise on behalf of Revance) against Revance, including legal proceedings arising out of the Offer, the Merger or in connection with the other transactions contemplated by the A&R Merger Agreement.

In the A&R Merger Agreement, Crown and Merger Sub have made representations and warranties to Revance with respect to:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority, execution and enforceability relative to the A&R Merger Agreement;

•	no conflicts and required consents;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	brokers;

•	litigation;

•	ownership of securities of Revance;

•	solvency;

•	stockholder and management arrangements;

•	non-competition; and

•	availability of funds to consummate the Offer and the Merger.

Some of the representations and warranties in the A&R Merger Agreement made by Crown and Merger Sub are qualified as to “materiality” or “material adverse effect.”

None of the representations and warranties of the parties to the A&R Merger Agreement contained in the A&R Merger Agreement or in any schedule, instrument or other document delivered pursuant to the A&R Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. Revance has agreed that, from December 7, 2024 until the earlier of the Effective Time and the termination of the A&R Merger Agreement in accordance with its terms, except (i) as expressly required or expressly contemplated by the A&R Merger Agreement or required by applicable law, (ii) as set forth in the Disclosure Letter, (iii) as contemplated by the actions set forth in the paragraph below or (iv) as approved in advance by Crown in writing (which approval will not be unreasonably withheld, conditioned or delayed) (and provided that, if Crown fails to respond to a written request from Revance for consent required pursuant to this paragraph reasonably promptly (but in no event more than seven business days following Revance’s request in writing in accordance with the notice provisions of the A&R Merger Agreement) after receipt of such request, Crown’s approval will be deemed granted, Revance will, and will cause each of its subsidiaries to, (a) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law; (b) subject to the restrictions set forth in the below paragraph and elsewhere in the A&R Merger Agreement, use its respective reasonable best efforts to conduct its business and operations in the ordinary course of business in all material respects; and (c) use its respective commercially reasonable efforts to (1) preserve intact its material assets, properties, material contracts or other material legally binding understandings, licenses and business organizations; (2) keep available the services of its current officers and key employees; (3) to the extent consistent with the ordinary course of business, preserve in all material respects the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other persons with which Revance and its subsidiaries have material business relations and (4) provide prompt (but in any event, within three (3) business days) written notice to Crown of the receipt of any communication from any governmental authority alleging material non-compliance or potential material non-compliance with any applicable law.

Revance has further agreed that, from December 7, 2024 to the earlier of the Effective Time or the termination of the A&R Merger Agreement in accordance with its terms, except (i) as set forth in the Disclosure Letter, (ii) as approved in advance by Crown in writing (which approval will not be unreasonably withheld, conditioned or delayed) (and provided that, if Crown fails to respond to a written request from Revance for consent required pursuant to this paragraph reasonably promptly (but in no event more than seven business days following Revance’s request in writing in accordance with the notice provisions of the A&R Merger Agreement) after receipt of such request, Crown’s approval will be deemed granted or (iii) as expressly required or expressly contemplated by the A&R Merger Agreement or required by applicable law, Revance will not do any of the following without the prior written consent of Crown (which consent will not be unreasonably withheld, delayed or conditioned), among other things and subject to specified exceptions:

•

amend the certificate of incorporation or bylaws of Revance or any other similar organizational documents of any of Revance’s subsidiaries (other than immaterial changes to the organizational documents of any of Revance’s subsidiaries);

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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issue, sell, encumber, deliver, grant options or rights to purchase or receive, pledge, dispose of or deliver or agree or commit to issue, sell or deliver any Company Securities (as defined in the A&R Merger Agreement) or any equity or equity-based awards, options, warrants or rights of any kind to acquire any shares of, or securities convertible into, or exchangeable for any shares of, Company Capital Stock (as defined in the A&R Merger Agreement), or other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding as of November 29, 2024, except upon the exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each case, outstanding as of December 7, 2024;

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except for transactions solely among Revance and its wholly owned subsidiaries, directly or indirectly, adjust, reclassify, split, combine or subdivide any of Revance’s or its subsidiaries’ capital stock or other equity or voting interest;

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repurchase redeem or otherwise reacquire, directly or indirectly, any of Revance’s or its subsidiaries’ capital stock or other equity or voting interest, other than (i) transactions solely among Revance and its subsidiaries or solely among subsidiaries of Revance; (ii) the acquisitions of shares of common stock of Revance in connection with the surrender of shares of common stock of Revance by holders of Company Options in order to pay the exercise price of such Company Options in accordance with the terms in effect on the date hereof; (iii) the withholding of shares of common stock of Revance to satisfy tax obligations incurred in connection with the exercise of Company Options and the settlement of Company RSUs or Company PSUs or the lapse of restrictions applicable to Company RSAs and Company PSAs; and (iv) the acquisition by Revance of Company Options, Company RSAs, Company RSUs, Company PSAs and Company PSUs in connection with the forfeiture of such awards, in each case, in accordance with their terms as of December 7, 2024;

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(i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any subsidiary of Revance to Revance, or one of Revance’s other wholly owned subsidiaries; (ii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iii) modify the terms of any shares of its capital stock or other equity or voting interests;

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incur, guarantee or assume any indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business; (B) obligations pursuant to business credit cards and reimbursement and payment liabilities pursuant to letters of credit, banker’s acceptances or similar items, in each case, in an amount not to exceed $9,000,000 in the aggregate and in the ordinary course of business; (C) indebtedness under the existing credit facilities; (D) additional indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000 in the aggregate (provided that Revance shall provide written notice to Crown prior to any incurrences of indebtedness for borrowed money, even if less than $1,000,000 in the aggregate); or (E) intercompany loans or advances between or among Revance and its subsidiaries;

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mortgage or pledge any of Revance’s and its subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens (as defined in the A&R Merger Agreement)), other than (i) in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $1,000,000 in the aggregate or (ii) in connection with financing transactions permitted by the A&R Merger Agreement or consented to by Crown;

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make any loans, advances or capital contributions to, or investments in, any other person, except for (i) short-term extensions of credit to customers in the ordinary course of business; (ii) short-term advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with Revance’s and its subsidiaries’ policies related thereto; and (iii) loans, advances or other extensions of credit or capital contributions to, or investments in, Revance or any of its subsidiaries;

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lease, license, abandon, sell, transfer, assign, guarantee or exchange, let lapse, expire or otherwise dispose of any (i) material Intellectual Property (as defined in the A&R Merger Agreement) (except for nonexclusive licenses granted in the ordinary course of business or expiration of Registered Intellectual Property (as defined in the A&R Merger Agreement) at the end of its statutory term) or (ii) tangible assets in excess of $1,000,000 in the aggregate, other than (A) pursuant to financing transactions permitted by the A&R Merger Agreement or consented to by Crown or (B) any capital expenditures permitted by (or consented to by Crown under) the A&R Merger Agreement;

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modify in any materially adverse manner, any of its policies related to Data Protection Requirements (as defined in the A&R Merger Agreement), or any administrative, technical or physical safeguards related to privacy or data security or IT Systems, except to comply with Data Protection Requirements (as defined in the A&R Merger Agreement);

•	except as may be required by any Employee Plan (as defined in the A&R Merger Agreement) or applicable law, (i) enter into, establish, adopt, amend or terminate any material Employee Plan or other compensation or benefit plan, program, policy, contract agreement or arrangement that would constitute a material Employee Plan if in effect on December 7, 2024; (ii) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided of any current or former director, officer, employee, or individual consultant of Revance and its subsidiaries, including under any Employee Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement; (iii) grant, pay or commit to pay, announce or enter into any cash or equity or equity-based incentive award, bonus, transaction, change in control, severance or similar agreement or any retention or similar agreement with any current or former director, officer, employee, or individual consultant of Revance or its subsidiaries; (iv) hire, promote or engage, or otherwise enter into any employment or individual consulting agreement or arrangement with, any current or former employee, officer, director or other service provider of Revance or its subsidiaries whose annualized base compensation opportunities would exceed $225,000; or (v) terminate any employee, officer, director, or individual consultant of Revance or its subsidiaries other than for cause, whose annualized base compensation exceeds $225,000;

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settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, any pending or threatened material legal proceeding or other claim or fail to comply with Section 8.13 of the A&R Merger Agreement;

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except as required by applicable law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of business or (ii) make any material and substantive change in any of its tax or accounting methods, principles or practices;

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(i) except in the ordinary course of business, make, change or revoke any material tax election; (ii) file any tax return in a manner inconsistent with past practice; (iii) file any material amended tax return; (iv) request any material tax ruling or enter into any closing agreement with respect to a material amount of taxes; (v) settle, abandon or compromise any material tax proceeding; (vi) extend or waive any statute of limitations with respect to a material amount of taxes; or (vii) surrender any claim for a material refund of taxes;

•	incur or commit to incur any capital expenditure(s) in excess of $250,000 in the aggregate, other than consistent with the capital expenditure budget set forth in the A&R Company Disclosure Letter;

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enter into, modify, amend, extend, waive or terminate any (i) contracts that if so entered into, modified, amended or terminated would, individually or in the aggregate, have a Company Material Adverse Effect or (ii) Material Contract (as defined in the A&R Merger Agreement) or any contract that would have been a Material Contract if such contract was in existence as of December 7, 2024, except in the ordinary course of business or as permitted under the A&R Merger Agreement;

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engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Revance or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, except as permitted under the A&R Merger Agreement;

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acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material portion thereof or material equity interest therein or enter into any contract that involves a joint venture entity, limited liability company or legal partnership (excluding commercial arrangements that do not involve the formation of an entity with any third person) except in respect of any merger, consolidation or business combination among Revance and its subsidiaries or among Revance and its subsidiaries;

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except as required by applicable law or a Collective Bargaining Agreement (as defined in the A&R Merger Agreement), (i) negotiate, enter into, modify, extend or terminate any Collective Bargaining Agreement or (ii) recognize or certify any labor union, works council or other labor organization, employee representative or group of employees, as the bargaining representative for any employees of Revance or its subsidiaries;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, unless mandated by the insurance carrier;

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waive or release any non-competition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other similar restrictive covenant obligation of any current or former employee or independent contractor in the event that Revance or its subsidiaries has knowledge of an actual or threatened breach of such obligation;

•	implement any mass layoff or plant closing that would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law;

•	engage in certain actions set forth in the Disclosure Letter; or

•	enter into, authorize any of, or agree or commit to enter into a contract to take any of the foregoing actions.

Access to Information. From and after December 7, 2024, consistent with applicable law, Revance has agreed to provide Crown and its subsidiaries, directors, officers and employees reasonable access during normal business hours to Revance’s properties, books and records, contracts, personnel and commercial counterparties, subject to customary exceptions and limitations set forth in the A&R Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance. The A&R Merger Agreement provides for indemnification and insurance rights in favor of Revance’s current and former directors, officers, employees, managers and members, who we refer to as “indemnitees.” Specifically, Crown and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of indemnitees as provided in indemnification agreements in effect as of December 7, 2024 will be honored and fulfilled, and will maintain such provisions set forth in the certificates of incorporations, bylaws and other organizational documents of Revance and its subsidiaries for at least six years following the Effective Time.

At or prior to the Effective Time, Revance, at Crown’s sole cost and expense, will obtain directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance covering the indemnitees and the other natural persons insured by Revance’s and its subsidiaries’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as of the Closing (such persons, the “Insured Persons” and such insurance, the “Current Insurance”) with an extended reporting period ending on the sixth anniversary of the Effective Time in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Effective Time on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance; provided, however, that the aggregate premium for such “tail” insurance shall not exceed 300% of the premium for the Current Insurance (“Maximum Amount”); provided, further, that that if such “tail” insurance is not reasonably available, then Revance may obtain the most advantageous coverage that is reasonably available within the Maximum Amount, with an extended reporting period ending on the sixth anniversary of the Effective Time in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Effective Time.

Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the A&R Merger Agreement, each of Revance, Crown and Merger Sub will use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing (or causing to be done), all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger, including (i) subject to the A&R Merger Agreement, obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities; and making all registrations, declarations and filings with governmental authorities, in each case, that are necessary or advisable to consummate the Offer and the Merger, (ii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contracts in connection with the A&R Merger Agreement and the consummation of the Offer and the Merger so as to maintain and preserve the benefits to

Revance of such material contracts as of and following the consummation of the Offer and the Merger and (iii) executing and delivering any contracts and other instruments that are reasonably necessary to consummate the Offer and the Merger.

Filings. Each of Revance, Crown and Merger Sub were required to file, and did file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) the notification and report form required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the Original Merger Agreement on August 23, 2024. Notwithstanding the foregoing, neither Revance nor any of its affiliates will commit to or agree with any governmental authority to stay, toll or extend, any applicable waiting period or enter into any similar timing agreement without the prior written consent of Crown, which shall not be unreasonably withheld, conditioned or delayed. Each of Crown and Revance will (A) cooperate and coordinate with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or reasonably requested by the governmental authorities; and (D) take reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the A&R Merger Agreement or the Merger; and (2) obtain any required consents pursuant to any HSR Act or antitrust laws applicable to the A&R Merger Agreement or the Merger, in each case as promptly as practicable and, in any event, prior to the Outside Date. If any party receives a request for additional information or documentary material from any governmental authority with respect to the Merger pursuant to the HSR Act or any other applicable antitrust laws, then such party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

Avoidance of Impediments. Crown agrees to take (and to cause its subsidiaries to take) promptly any and all steps necessary to avoid or eliminate each and every impediment, obtain all consents and make all filings under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by the A&R Merger Agreement, including the Merger, as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, (i) the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the Offer and the Merger and the other transactions contemplated by the A&R Merger Agreement as promptly as practicable; (ii) the amendment or termination of existing contracts, licenses or other relationships; (iii) the entering into of new contracts, licenses or other relationships; and (iv) behavioral commitments limiting or modifying Crown’s or any of its subsidiaries’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines or assets (in each case, solely conditioned on the effectiveness of the Closing).

Cooperation. Each of Revance, Crown and Merger Sub will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental authority, including (i) promptly informing the other party of such inquiry; (ii) consulting in advance before making any presentations or submissions to a governmental authority; (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any governmental authority, to the extent not prohibited by such governmental authority; and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the A&R Merger Agreement.

Other Actions. Crown and Merger Sub agree not to, and agree to cause their respective subsidiaries not to, enter into or consummate any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any person that would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the Offer and the Merger, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any governmental authority necessary to consummate the Offer and the Merger or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any governmental authority entering an order prohibiting the consummation of the Offer and the Merger; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

Employee Matters. As of the Closing, Revance (as the Surviving Corporation) or one or more of its subsidiaries will continue to employ each individual who is an employee of Revance or its subsidiaries immediately prior to the Effective Time and continues to be an employee of Crown or one of its subsidiaries (including Revance as the Surviving Corporation) on and immediately following the Effective Time (“Continuing Employees”). For a period of one year following the Effective Time, or if earlier, the termination date of an applicable Continuing Employee (the “Compensation Continuation Period”), Revance (as the Surviving Corporation) and its subsidiaries will provide to each Continuing Employee (i) a base salary (or base wages, as the case may be) that is no less favorable than the base salary (or base wages, as the case may be) provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual target cash incentive compensation opportunity (excluding retention, long-term incentive, change in control or transaction-based opportunity) that is no less favorable than the annual target cash incentive compensation opportunity that is provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions); and (iii) severance benefits and payments to each Continuing Employee whose employment is involuntarily terminated during such period that are no less favorable than the severance benefits and payments set forth in the Disclosure Letter.

If the Closing Date occurs during the 2024 calendar year, from and after the Effective Time until the end of the 2024 calendar year, Revance (as the Surviving Corporation) and its subsidiaries will provide each Continuing Employee with employee benefits (other than equity or equity-based awards, defined benefit pension, post-employment welfare and non-qualified deferred compensation or benefits (the “Excluded Benefits”)) that are no less favorable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans set forth in the Disclosure Letter at a cost to each such Continuing Employee that is no less favorable than the cost of such health and welfare benefit premiums to such Continuing Employee as of immediately prior to the Effective Time; provided that Revance (as the Surviving Corporation) or one of its subsidiaries will maintain (x) the paid holiday schedule and (y) the remote or hybrid work arrangement in effect for each such Continuing Employee as of immediately prior to the Effective Time through the end of the 2024 calendar year. Revance (as the Surviving Corporation) or one of its subsidiaries will, (A) during the remainder of the Compensation Continuation Period if the Closing Date occurs during the 2024 calendar year and (B) during the Compensation Continuation Period if the Closing Date occurs during the 2025 calendar year, provide each Continuing Employee with employee benefits (other than the Excluded Benefits) in Crown’s sole discretion that are (1) no less favorable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans set forth in the Disclosure Letter (other than the Excluded Benefits), (2) no less favorable in the aggregate to those provided to similarly situated employees of Crown or (3) a combination of (1) and (2).

If the Closing Date occurs prior to the date on which annual bonuses in respect of the 2024 fiscal year are paid by Revance, Revance (as the Surviving Corporation) and its subsidiaries will pay to each Continuing Employee who remains employed with Revance (as the Surviving Corporation) or its subsidiaries through the date such annual bonuses in respect of the 2024 fiscal year would have been paid in the ordinary course, but in no event later than March 15 of the fiscal year immediately after the end of the 2024 fiscal year (the “Annual Bonus Payment Date”), a bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee is entitled to receive under the applicable annual bonus plan set forth in the Disclosure Letter, based on actual level of achievement of the applicable performance criteria for such fiscal year as determined in good faith consistent with past practice. If a Continuing Employee experiences a Qualifying Termination prior to the Annual Bonus Payment Date, subject to such Continuing Employee’s execution (and non-revocation) of a release of claims in favor of Revance (as the Surviving Corporation) and its subsidiaries, Revance (as the Surviving Corporation) and its subsidiaries will pay to such Continuing Employee, on the Annual Bonus Payment Date, a pro-rated portion of the Annual Bonus that such Continuing Employee would have been entitled to receive for such fiscal year if such Continuing Employee had remained employed, with such proration based on the relative portion of the 2024 fiscal year during which such Continuing Employee was employed with Revance or its subsidiaries and based on actual level of achievement of the applicable performance criteria for such fiscal year.

New Plans. For purposes of vesting (other than vesting of future equity awards), eligibility to participate, benefit levels and future vacation accruals under any employee benefit plans of Crown and its subsidiaries (exclusive of Revance) in which any Continuing Employee becomes eligible to participate on or after the Closing Date (the “New Plans”), other than the Excluded Benefits, Crown will, or will cause the Surviving Corporation or any of its subsidiaries to, provide each Continuing Employee with credit for such employee’s years of service with Revance and any respective predecessors before the Closing Date, except (x) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (y) with respect to any defined benefit pension plan or retiree medical benefits. In addition, (a) Crown will, or will cause Revance (as the Surviving Corporation) or any of its subsidiaries to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans providing medical, dental, pharmaceutical or vision benefits; and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee during the plan year in which the Closing Date occurs, Crown will or will cause Revance (as the Surviving Corporation) or any of its subsidiaries to use commercially reasonable efforts to, (i) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year during which the Closing Date occurs to be taken into account under such New Plan for purposes of satisfying all corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year in which the Closing Date occurs as if such amounts had been paid in accordance with such New Plan.

Termination of 401(k) Plan. If requested by Crown at least five business days prior to the Closing Date, Revance will terminate each Employee Plan that is a tax-qualified defined contribution 401(k) retirement plan (the “Company 401(k) Plan”) no later than the day immediately preceding the Closing, to amend such Company 401(k) Plan immediately prior to the termination to allow for the rollover of account balances and any corresponding loans out of the Company 401(k) Plan, and provide that participants in the Company 401(k) Plan will become fully vested in any unvested portion of their Company 401(k) Plan accounts. If the Company 401(k) Plan is terminated, Crown will designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Crown or one of its affiliates (the “Parent 401(k) Plan”) that will cover eligible Continuing Employees on or following the Closing Date but in no event later than the end of the first full payroll period following the Closing Date. In connection with the termination of the Company 401(k) Plan, Crown will cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in the Company 401(k) Plan as of the date it is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan.

Separation Plan. The Revance Board will terminate the Revance Therapeutics, Inc. Separation Plan, effective January 1, 2022 (“Separation Plan”) prior to the Closing Date. None of Revance, the Surviving Corporation, Crown, Merger Sub or any of their respective affiliates will have any liability under the Separation Plan.

Transaction Litigation. From and after December 7, 2024 until the Effective Time, Revance will provide Crown with prompt notice of all Transaction Litigation (as defined in the A&R Merger Agreement) commenced against Revance and/or its directors and/or executive officers and (i) provide Crown the opportunity to review and to propose comments to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of Revance and consider such comments in good faith, (ii) provide Crown the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, and (iii) consult with Crown with respect to the defense, settlement and prosecution (including trial strategy) of any Transaction Litigation and consider in good faith any comments by Crown in each case, whether in respect of the pre-trial, trial, post-trial, appeal, remand, settlement, or related proceedings or phases of such Transaction Litigation. In no event will Revance enter into, agree to or disclose any settlement with respect to any Transaction Litigation without Crown’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

No Solicitation. From December 7, 2024 until the earlier to occur of the termination of the A&R Merger Agreement and the Effective Time, Revance and its subsidiaries will not, and will not instruct, authorize or knowingly permit any of their subsidiaries, directors, employees, officers, consultants, agents, representatives and advisers (“Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any person (other than to Crown, Merger Sub and their affiliates and Representatives) any non-public information relating to Revance or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Revance and its subsidiaries (other than Crown, Merger Sub and their affiliates and Representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries, offers or the making of any proposal that constitutes an Acquisition Proposal; (iii) participate, enter into, or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes an Acquisition Proposal (except, in each case, solely to notify such person in response to an unsolicited inquiry that the provisions of Section 7.3(a) of the A&R Merger Agreement prohibit any such discussions or negotiations); (iv) approve, endorse or recommend any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize, propose, resolve, authorize, agree or commit to do any of the foregoing.

Superior Proposals. Subject to the A&R Merger Agreement, at any time from December 7, 2024 until the Effective Time, Revance and the Revance Board may, directly or indirectly through one or more of their Representatives, (i) participate or engage in discussions or negotiations with, furnish any non-public information relating to Revance and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel of, Revance and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person or its Representatives that has made or delivered to Revance a bona fide written Acquisition Proposal after December 7, 2024 and (ii) otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), in each case, with respect to which Revance and its subsidiaries and its Representatives have complied in all respects with their obligations pursuant to Section 7.3 of the A&R Merger Agreement; provided, however, that the Revance Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and the Revance Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by Section 7.3(b) of the A&R Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law; and provided, further, however, that Revance will promptly (and in any event, within two business days) make available to Crown any non-public information concerning Revance and its subsidiaries that is provided to any such person or its Representatives that was not previously made available to Crown.

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing terms no less restrictive in any material respect on Revance’s counterparty (and its affiliates and Representatives) than those contained in the Confidentiality Agreement, and under no circumstances restricts Revance from its obligations under the A&R Merger Agreement (including, for the avoidance of doubt, Revance’s obligations under Section 7.3 of the A&R Merger Agreement); provided that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Crown and Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the A&R Merger Agreement) involving: (i) any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than Crown and Merger Sub or their affiliates or any group that includes Crown and Merger Sub or their affiliates), whether from Revance or any other person(s), of securities representing more than 20% of the total outstanding equity securities of Revance (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding equity securities of Revance (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than Crown and Merger Sub or their affiliates or any group that includes Crown and Merger Sub or their affiliates) of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of Revance and its subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Revance pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than Crown and Merger Sub or their affiliates or any group that includes Crown and Merger Sub or their affiliates) would hold securities representing more than 20% of the total outstanding equity securities of Revance (by vote or economic interests) after giving effect to the consummation of such transaction.

“Superior Proposal” means any bona fide written Acquisition Proposal that was not the result or effect of a violation of Section 7.3(a) of the A&R Merger Agreement (or, subject to Section 11.14 of the A&R Merger Agreement, Section 7.3(a) of the Original Merger Agreement) and was made by an unaffiliated third party for an Acquisition Transaction on terms that the Revance Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all factors that the Revance Board deems appropriate that may include, but are not limited to, legal, regulatory and financing aspects of the proposal (including the sources of and terms of financing, market conditions, the form of consideration, termination fees, expense reimbursement provisions, the timing of and conditions of closing and certainty of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal, and if consummated, would be more favorable from a financial point of view to the stockholders of Revance (in their capacity as such) than the transactions contemplated by the A&R Merger Agreement (taking into account any revisions to the A&R Merger Agreement committed to in writing by Crown prior to or in response to such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.” Wherever the term “group” is used in this subsection of the A&R Merger Agreement, it is used as defined in Rule 13d-5 under the Exchange Act.

Recommendation Change. As described above, and subject to the provisions described below, the Revance Board has determined to recommend that the stockholders of Revance accept the Offer and tender their Shares to Merger Sub in the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Revance Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Crown to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, neither the Revance Board nor any committee thereof will:

•	withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify the Company Board Recommendation in a manner adverse to Crown in any material respect;

•

authorize, adopt, approve, endorse, recommend or otherwise declare advisable, or publicly propose or resolve to authorize, adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

•

fail to publicly reaffirm the Company Board Recommendation within seven business days after Crown so requests in writing (it being understood that Revance will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented);

•

take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer (subject to certain exceptions outlined in the A&R Merger Agreement);

•	fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in this bullet and the foregoing four bullets, a “Recommendation Change”); or

•	cause or permit Revance or its subsidiaries to enter into, or consummate, an Alternative Acquisition Agreement.

Unless such action would otherwise constitute a Recommendation Change, Revance and Crown have agreed that the A&R Merger Agreement will not prohibit Revance from (1) making any “stop-look-and-listen” communication to the stockholders of Revance limited to the information described in Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Revance), (2) an express rejection of an Acquisition Proposal (other than an Acquisition Proposal made by Crown or Merger Sub), or (3) the delivery by Revance to Crown of any notice contemplated by, and in compliance with, Section 7.3(d) of the A&R Merger Agreement.

Entry into Alternative Acquisition Agreement. However, at any time prior to the Acceptance Time, subject to compliance with other provisions summarized under “– No Solicitation” and “– Recommendation Change” above, other than in connection with a bona fide written Acquisition Proposal that constitutes a Superior Proposal, the Revance Board may take any of the actions specified in the first, third and fifth bullets of the definition of Recommendation Change above in response to an Intervening Event (as defined below), if the Revance Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law if (1) Revance has provided prior written notice to Crown at least four business days in advance to the effect that the Revance Board (or a committee thereof), has (A) so determined; and (B) resolved to effect a Recommendation Change pursuant to Section 7.3(d)(i) of the A&R Merger Agreement, which notice will specify the applicable Intervening Event in reasonable detail; (2) prior to effecting such Recommendation Change, Revance and its Representatives, during such four business day period, shall have negotiated with Crown (to the extent that Crown desires to so negotiate) and its Representatives in good faith to make such adjustments to the terms and conditions of the A&R Merger Agreement that would permit the Revance Board to no longer determine that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; provided that any change in the applicable Intervening Event shall require Revance to provide a new written notice to Crown pursuant to clause (1) of this paragraph and begin a new negotiation period of four business days; and (3) at the end of such four business days, the Revance Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect a Recommendation Change continues to be inconsistent with its fiduciary duties pursuant to applicable law after taking into account any adjustments to the terms and conditions that Revance has agreed in writing to make prior to the end of such four business day period, as applicable.

If Revance has received an unsolicited bona fide written Acquisition Proposal that the Revance Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Revance Board may (A) effect a Recommendation Change with respect to such Acquisition Proposal; or (B) authorize Revance to terminate the A&R Merger Agreement to enter into an

Alternative Acquisition Agreement with respect to such Acquisition Proposal if (1) the Revance Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law; (2) solely in the event of any termination of the A&R Merger Agreement in order to cause or permit Revance and its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal which constitutes a Superior Proposal under this sub-clause (2), the Revance and its subsidiaries and its Representatives have complied in all material respects with their obligations pursuant to Section 7.3 of the A&R Merger Agreement (and, subject to Section 11.14 of the A&R Merger Agreement, Section 7.3 of the Original Merger Agreement) with respect to such Acquisition Proposal; (3) (i) Revance has provided prior written notice to Crown at least four business days in advance (the “Notice Period”) to the effect that the Revance Board (or a committee thereof) has (A) subject to provisions summarized under “– No Solicitation,” received a bona fide written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate the A&R Merger Agreement pursuant to the Superior Proposal Termination Right, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms and conditions thereof and copies of all documents and agreements relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, Revance and its Representatives, during the Notice Period, have negotiated with Crown and its Representatives in good faith (to the extent that Crown desires to so negotiate) to make such adjustments to the terms and conditions of the A&R Merger Agreement to permit the Revance Board to determine that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any amendment to the financial terms of, or any other material revisions, updates or supplements to such Acquisition Proposal, Revance will be required to deliver a new written notice to Crown and to comply with the requirements of this sub-clause (3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three business days); and (iii) at the end of the applicable Notice Period, the Revance Board (or a committee thereof) concludes in good faith that such Acquisition Proposal remains a Superior Proposal and that the failure to effect a Recommendation Change or terminate the A&R Merger Agreement pursuant to the Superior Proposal Termination Right would continue to be inconsistent with its fiduciary duties pursuant to applicable law after taking into account any revisions to the terms and conditions of this Agreement proposed by Crown and after consultation with its financial advisor and outside legal counsel; and (4) solely in the event of any termination of the A&R Merger Agreement in order to cause or permit Revance and its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal that constitutes a Superior Proposal under sub-clause (2) of this paragraph, Revance will have validly terminated the A&R Merger Agreement in accordance with the Parent Breach Termination Right, including paying the Company Termination Fee.

“Intervening Event” means any positive material event or development or material change in circumstances with respect to Revance that was (A) not actually known or reasonably foreseeable to the Revance Board as of December 7, 2024 and which becomes known to the Revance Board after December 7, 2024; and (B) does not relate to (a) any Acquisition Proposal; (b) the mere fact, in and of itself, that Revance meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after December 7, 2024, or changes after December 7, 2024 in the market price or trading volume of the common stock or the credit rating of Revance (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account); or (c) Crown or its affiliates.

Termination. The A&R Merger Agreement may be terminated as follows:

•	at any time prior to the Acceptance Time by mutual written consent of Crown, Merger Sub and Revance;

•

by either Crown or Revance at any time prior to the Acceptance Time if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer and the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, restricts, makes illegal or enjoins the consummation of the Offer and the Merger and has become final and non-appealable or (ii) any law or order has been enacted, entered, enforced or deemed applicable to the Offer and the Merger that prohibits, restricts, makes illegal or enjoins the consummation of the Offer and the Merger, except that the right to terminate will not be available to any party if such party’s material breach of any provision of the A&R Merger Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable injunction or order;

•

by either Crown or Revance, if (i) the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Merger Sub to extend the Offer pursuant to Section 2.1(d) of the A&R Merger Agreement) without Merger Sub being required to accept for payment any Shares pursuant to the Offer; provided, however, that (A) the right to terminate pursuant to clause (i) will not be available to Crown if Crown or Merger Sub have materially breached its respective obligations under Section 2.1(d) or Section 2.1(f) of the A&R Merger Agreement and (B) the right to terminate pursuant to clause (i) will not be available to Revance if Revance has materially breached its obligations under Section 2.1(f), Section 2.2 or Section 7.3 of the A&R Merger Agreement (the “Offer Expiration Termination Right”) or (ii) the Acceptance Time shall not have occurred on or before February 7, 2025 (the “Outside Date”); provided that the right to terminate pursuant to clause (ii) will not be available to any party if such party’s material breach of any provision of the A&R Merger Agreement has been the primary cause of, or primarily resulted in, the failure of Acceptance Time to occur on or before the Outside Date (the “Outside Date Termination Right,” and together with the Offer Expiration Termination Right, the “Offer Expiration and Outside Date Termination Right”);

•

by Revance, if Merger Sub shall have failed to commence the Offer on or prior to the date provided therefore in Section 2.1(a) of the A&R Merger Agreement; provided that Revance will not have the right to terminate pursuant to this bullet if (x) Merger Sub’s failure to commence the Offer is due primarily to Revance’s material breach of the A&R Merger Agreement (including, any material delay or failure to cooperate by Revance in performing its obligations under Section 2.1(f) or Section 2.2 of the A&R Merger Agreement) or (y) Revance has failed to deliver Crown written notice of its intention to terminate the A&R Merger Agreement pursuant to this bullet and the basis for such termination prior to Merger Sub commencing the Offer in accordance with Section 2.1(a) of the A&R Merger Agreement;

•

by Crown, if Revance has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the A&R Merger Agreement, which breach or failure to perform would result in a failure of a condition set forth the Representations Condition or clause (v) of Section 15—“Conditions of the Offer” set forth below; provided that if such breach or failure to perform is capable of being cured by the Outside Date, Crown will not be entitled to terminate the A&R Merger Agreement pursuant to this bullet prior to the delivery by Crown to Revance of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Outside Date), stating Crown’s intention to terminate pursuant to this bullet and the basis for such termination, it being understood that Crown will not be entitled to terminate the A&R Merger Agreement if such breach or failure to perform has been cured prior to such termination (to the extent capable of being cured); provided that Crown shall not have the right to terminate pursuant to this bullet if, at the time that such termination would otherwise take effect in accordance with the foregoing, either Crown or Merger Sub has materially breached any representations, warranties, covenants or other agreements contained in this Agreement, that would result in a failure of a condition set forth in Section 15—“Conditions of the Offer” (if such condition were tested as of the date of such breach) (the “Company Breach Termination Right”);

•

by Crown, if at any time prior to the Acceptance Time, (i) the Revance Board (or a committee thereof) has effected a Recommendation Change; provided, however, that Crown’s right to terminate pursuant to this bullet shall expire at 5:00 p.m., Eastern time, on the seventh business day after the date of which such right to terminate first occurred or (ii) Revance and its subsidiaries or any of its Representatives shall have materially breached their obligations under Section 7.3 of the A&R Merger Agreement (the “Recommendation Change Termination Right”);

•

by Revance, if Crown or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the A&R Merger Agreement, which breach or failure to perform would reasonably be expected to have a material adverse effect on the ability of Crown or Merger Sub to consummate the transactions contemplated by the A&R Merger Agreement, including the Offer and the Merger, prior to the Outside Date; provided that if such breach or failure to perform is capable of being cured by the Outside Date, Revance will not be entitled to terminate pursuant to this bullet prior to the delivery by Revance to Crown of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Outside Date), stating Revance’s intention to terminate pursuant to this bullet and the basis for such termination, it being understood that Revance will not be entitled to terminate the A&R Merger Agreement if such breach or failure to perform has been cured prior to such termination (to the extent capable of being cured); provided that Revance will not have the right to terminate the A&R Merger Agreement pursuant to this bullet if, at the time that such termination would otherwise take effect in accordance with the foregoing, it is then in material breach of any of its representations, warranties, covenants or other agreements contained in the A&R Merger Agreement that would result in a failure of a condition set forth in Section 15—“Conditions of the Offer” (if such condition were tested as of the date of such breach) (the “Parent Breach Termination Right”);

•

by Revance, if at any time prior to the Acceptance Time, (i) Revance has received a Superior Proposal; (ii) the Revance Board has authorized Revance to terminate the A&R Merger Agreement and enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) Revance has complied in all material respects with its obligations under Section 7.3 of the A&R Merger Agreement (including, subject to Section 11.14 of the A&R Merger Agreement, Section 7.3 of the Original Merger Agreement) with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination Revance pays the Company Termination Fee due to Crown in accordance with Section 10.3(b) of the A&R Merger Agreement (the “Superior Proposal Termination Right”); or

•

by Revance, if (A) all of the conditions with respect to the Offer set forth in Section 15—“Conditions of the Offer” and with respect to the Merger set forth in Section 9.1 of the A&R Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acceptance Time or the Closing, as applicable, each of which is capable of being, and reasonably expected to be, satisfied or waived at the Acceptance Time or the Closing, as applicable), (B) Merger Sub fails to accept for purchase Share in accordance with Section 2.1 of the A&R Merger Agreement, (C) Revance has irrevocably confirmed to Crown in writing (and not revoked such notice) that Revance is ready, willing and able to consummate the Closing on such date of notice and at all times during the three business day period immediately thereafter, (D) Crown fails to accept for purchase Shares in accordance with Section 2.1 of the A&R Merger Agreement and consummate the Closing within three business days following the later of (x) the date by which the Closing is required to have occurred pursuant to Section 3.1(b) of the A&R Merger Agreement and (y) receipt of written notice from Revance in accordance with clause (C) above, (E) all of the conditions with respect to the Offer set forth in Section 15—“Conditions of the Offer” and with respect to the Merger set forth in Section 9.1 of the A&R Merger Agreement have continued to be satisfied during the entirety of such three business day period (other than those conditions that by their terms are to be satisfied at the Acceptance Time or the Closing, as applicable, each of which is capable of being, and reasonably expected to be, satisfied at the Acceptance Time or the Closing, as applicable), and (F) Revance remains ready, willing and able to consummate the Offer and the Closing (the “Revance Termination Right”).

Effect of Termination. If the A&R Merger Agreement is terminated in accordance with its terms, the A&R Merger Agreement will be of no further force or effect without liability of any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such Party) to the other parties, as applicable, with the exception of certain provisions (including with respect to the Company Termination Fee and Parent Termination Fee below) that survive the termination of the A&R Merger Agreement in accordance with their respective terms, and that termination will not relieve Revance from any liability for fraud with respect to the A&R Merger Agreement or any Willful and Material Breach of the A&R Merger Agreement prior to or in connection with the termination of the A&R Merger Agreement. “Willful and Material Breach” means a material breach of the A&R Merger Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a material breach of the A&R Merger Agreement.

Company Termination Fee. Revance will pay to Crown a fee of $13,373,000.00 (the “Company Termination Fee”) if:

•

(A) (i) Crown terminates the A&R Merger Agreement pursuant to the Company Breach Termination Right, (ii) Crown or Revance terminates the A&R Merger Agreement pursuant to the Offer Expiration and Outside Date Termination Right and at the time of such termination, Crown could have terminated the A&R Merger Agreement pursuant to the Company Breach Termination Right or (iii) Crown or Revance terminates the A&R Merger Agreement pursuant to the Offer Expiration and Outside Date Termination Right and at the time of such termination pursuant to the Offer Expiration and Outside Date Termination Right, the Minimum Condition has not been satisfied; (B) following August 11, 2024 and prior to such termination of the A&R Merger Agreement, an Acquisition Proposal shall have been made to Revance or Revance Board or publicly announced or publicly disclosed and not withdrawn or otherwise publicly abandoned, in each case, at least two business days prior to such termination; and (C) within 12 months following such termination of the A&R Merger Agreement, either an Acquisition Transaction is consummated or Revance enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal (other than with Crown or Merger Sub). For these purposes, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”;

•	Revance terminates the A&R Merger Agreement pursuant to the Superior Proposal Termination Right; or

•	Crown terminates the A&R Merger Agreement pursuant to the Recommendation Change Termination Right.

Parent Termination Fee. Crown will pay to Revance an amount of $20,059,000.00 (the “Parent Termination Fee”) if:

•

Crown or Revance terminate the A&R Merger Agreement pursuant to the Offer Expiration and Outside Date Termination Right if at such time Revance has the right to terminate pursuant to the Parent Breach Termination Right or the Revance Termination Right;

•	Revance terminates the A&R Merger Agreement pursuant to the Parent Breach Termination Right; or

•	Revance terminates the A&R Merger Agreement pursuant to the Revance Termination Right.

Crown, Merger Sub and Revance acknowledge and agree that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Crown and Merger Sub or Revance, as the case may be, in the circumstances in which such fee is payable. Crown, Merger Sub and Revance agree that if the A&R Merger Agreement is terminated in circumstances where the Company Termination Fee or the Parent Termination Fee is payable, as the case may be, together with any default payments to the extent owned under the A&R Merger Agreement, will be the sole and exclusive remedy to the party receiving such fee and each of their respective affiliates against either Crown or Revance (as applicable), and their respective affiliates, former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees (as applicable, the “Related Parties”). Upon payment of the Company Termination Fee or Parent Termination Fee, as the case may be, none of Crown or Revance and its applicable the Related Parties (as the case may be) will have any further liability or obligation to the party receiving the fee and its Related Parties arising out of the A&R Merger Agreement or the Offer and the Merger or the transactions contemplated by the A&R Merger Agreement (subject to few exceptions).

Financing Cooperation. Although the obligations of Crown and Merger Sub under the A&R Merger Agreement are not subject to any financing condition, Revance has agreed that Revance will use its reasonable best efforts to provide, and shall cause each of its subsidiaries to use its respective reasonable best efforts to provide, and shall use its reasonable best efforts to cause its directors, officers and employees to use reasonable best efforts to provide Crown, at Crown’s sole cost and expense, with such reasonable and customary cooperation in connection with the arrangement of the Debt Financing by Crown or Merger Sub, as may be reasonably requested by Crown or Merger Sub, as the case may be; including its reasonable best efforts to:

•

cause members of management, with appropriate seniority and expertise, of Revance to participate in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and sessions (including diligence and drafting sessions) with rating agencies and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing;

•

provide reasonable assistance to Crown in the preparation of customary rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents;

•	furnish Crown with certain required financial information;

•	provide reasonable assistance to Crown in connection with facilitating the pledging as collateral property of Revance and its subsidiaries, to the extent required;

•	assisting Crown in the preparation and execution of one or more credit agreements, guarantees, certificates (other than solvency or similar certificates) and other definitive financing documents;

•

furnish Crown with documentation and other information about Revance and its subsidiaries as is reasonably requested and required under applicable “know your customer” and anti-money laundering rules and regulations;

•	provide documents reasonably requested by Crown relating to the repayment of repaid indebtedness in connection with the Offer and the Merger, including payoff letters; and

•

cooperating with Crown to take such corporate or other organizational action, subject to the occurrence of the Closing, as Crown may reasonably request that are necessary or advisable to permit the consummation of the Debt Financing.

Notwithstanding anything to the contrary contained in the A&R Merger Agreement, nothing shall require any such cooperation or efforts from any of Revance, its subsidiaries, their affiliates and its and their respective Representatives in connection with the Debt Financing to the extent that it would or would reasonably be expected to (i) cause any representation, warranty or covenant in the A&R Merger Agreement to be breached by Revance, its subsidiaries or their affiliates, require any waiver or amendment of any term of the A&R Merger Agreement or cause any condition to the Closing set forth in the A&R Merger Agreement to fail to be satisfied; (ii) require any of Revance, its subsidiaries, their affiliates and its and their respective Representatives to pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities; (iii) require any of Revance, its subsidiaries, their affiliates and its and their respective Representatives to enter into, execute, deliver, approve, modify or perform any agreement, instrument, certificate (including solvency or similar certificates from a financial or similar officer) or other documentation (other than customary authorization letters) effective prior to the Effective Time; (iv) unreasonably interfere with the conduct or ongoing business of Revance and its subsidiaries; (v) create an obligation to prepare or deliver (A) any pro forma financial information, projections or other forward-looking financial information or (B) any financial information for Revance and its subsidiaries, Regulation S-X compliant financial statements or any financial data other than the required financial information; (vi) change any fiscal period; (vii) require any of Revance, its subsidiaries, their affiliates and its and their respective Representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action; (viii) require any of Revance, its subsidiaries, their affiliates and its and their respective Representatives to deliver any legal opinion or reliance letters or comfort letter or opinion of any of its Representative; (ix) provide access to or disclose any information that Revance determines in good faith could jeopardize attorney-client privilege, attorney work product protections or other applicable legal privilege; (x) take any action that Revance determines in its reasonable judgment could conflict with or violate the organizational documents of Revance and its subsidiaries or any applicable laws or fiduciary duty or would result in a contravention, violation or breach of, or default under, any contract or permit to which any member of Revance or its subsidiaries is a party or by which it or any of its property is bound; (xi) cause any officers, directors, manager or employees, advisors of Revance or its subsidiaries or any of its affiliates to incur or take any other action that could reasonably be expected to result in any personal liability; (xii) require any of Revance or its subsidiaries to make any representations, warranties or certifications effective prior to the Effective Time; or (xiii) require any of Revance or its subsidiaries to cause or permit any liens to be placed on any of its property effective prior to the Effective Time. None of Revance or its subsidiaries will be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

Promptly upon request by Revance, Crown will reimburse Revance for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred or otherwise payable by any of Revance or its subsidiaries in connection with Debt Financing; provided that Crown’s obligation to reimburse such costs and expenses will not exceed $1,000,000 without Crown’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the A&R Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties have further agreed that the parties thereto will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the A&R Merger Agreement and to enforce specifically the performance of the terms and provisions of the A&R Merger Agreement, without proof of damages or otherwise (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement includes the right of Revance to cause Crown and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated if and only if, and for so long as: (i) all the conditions to Crown’s and Merger Sub’s obligations to consummate the Offer and the Merger set forth in the A&R Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acceptance Time or the Closing, as applicable, each of which is capable of being, and reasonably expected to be, satisfied or waived at the Acceptance Time or the Closing, as applicable), (ii) the Debt Financing (or alternative debt financing) has been or is capable of being funded in full or the Financing Sources have irrevocably confirmed in writing to Crown that the Debt Financing will be funded in full at the Closing if the Equity Financing is funded at the Closing, (iii) Revance has irrevocably confirmed to Crown in writing (and not revoked such notice) that if specific performance is granted and the Equity Financing and Debt Financing are funded, then Revance is ready, willing and able to consummate the Closing, (iv) Crown and/or Merger Sub fails to accept to purchase the Shares in accordance with Section 2.1 of the A&R Merger Agreement and consummate the Closing within three business days following the later of (x) the date by which the Closing is required to have occurred pursuant to the A&R Merger Agreement and (y) receipt of written notice from Revance in accordance with clause (iii) above, (v) all of the conditions with respect to the Offer and the Merger set forth in the A&R Merger Agreement have continued to be satisfied during the entirety of such three business day period (other than those conditions that by their terms are to be satisfied at the Acceptance Time or the Closing, as applicable, each of which is capable of being, and reasonably expected to be, satisfied at the Acceptance Time or the Closing, as applicable) and (vi) Revance remains ready, willing and able to consummate the Offer and the Closing.

Expenses. Except as otherwise set forth in the A&R Merger Agreement, all fees and expenses incurred in connection with the A&R Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Release. Crown, on its own behalf and the Parent Related Parties has agreed to release any claims against the Company Related Parties in existence, or arising from matters in existence, as of immediately prior to the execution of the A&R Merger Agreement, including arising out of the Original Offer, the Original Merger, the Original Merger Agreement, the Original Waivers, Revance’s relationship with Teoxane or any contracts or communications between Revance and Teoxane. Revance, on its own behalf and the Company Related Parties has agreed to release any claims against the Parent Related Parties for Pre-Amendment Claims that the Company Related Parties may have against the Parent Related Parties arising out of the Original Offer, the Original Merger, the Original Merger Agreement and/or the Original Waivers. The release does not waive or relieve any party to the A&R Merger Agreement from any of the following: (i) any of its obligations enumerated or contemplated under the terms of the A&R Merger Agreement, including (x) compliance with the representations and warranties contained in Articles V and VI of the A&R Merger Agreement (or the certificate delivered pursuant to clause F of Annex I of the A&R Merger Agreement or any other Transaction Documents), (y) compliance with its obligations, covenants or agreements contained in the A&R Merger Agreement, or (z) compliance with any future obligations, covenants or agreements that the parties to the A&R Merger Agreement may hereafter assume to one another after the date of the A&R Merger Agreement, (ii) compliance with its obligations, covenants or agreements contained in Section 7.3 of the Original Merger Agreement solely for purposes of Buyer Parties asserting that any such failure to comply with such obligations, covenants or agreements means any bona fide written Acquisition Proposal does not constitute a Superior Proposal under the A&R Merger Agreement or (iii) any claims of fraud against such party in the making of such party’s representations and warranties contained in Articles V and VI of the A&R Merger Agreement, as applicable (or the certificate delivered pursuant to clause F of Annex I of the A&R Merger Agreement or any other Transaction Documents).

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Other Agreements

Support Agreement

The following is a summary of the material provisions of the Support Agreement (as defined below). The following description of the Support Agreement is only a summary and is qualified in its entirety by reference to the Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Concurrently with the entry into the A&R Merger Agreement, Mark J. Foley, David A. Hollander, Dwight O. Moxie, Erica Jordan and Tobin Schilke (collectively, the “Supporting Stockholders”), solely in their respective capacities as stockholders of Revance, entered into amended and restated tender and support agreements (collectively, the “Support Agreements”) with Crown and Merger Sub, dated as of December 7, 2024 (which amends, restates and supersedes the tender and support agreements dated as of August 11, 2024, entered into among the Supporting Stockholders, Crown and Merger Sub). The Supporting Stockholders collectively beneficially owned approximately 1.6% of the outstanding Shares as of December 7, 2024. Crown and Merger Sub expressly disclaim beneficial ownership of all Shares covered by the Support Agreements.

The Support Agreements provide that, no later than seven business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or if the Supporting Stockholder acquires shares of common stock of Revance subsequent to such seventh Business Day, or if such Supporting Stockholder has not received the Offer Documents by such time, as promptly as practicable (but in no event later than five business days) after the acquisition of such shares or receipt of the Offer Documents, as the case may be (but, if such shares are acquired or such Offer Documents are received prior to the expiration of the Offer, in no event later than expiration of the Offer)), each Supporting Stockholder will tender into the Offer, and not withdraw, all the outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Support Agreement or that the Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after such date during the Agreement Period (defined below) (the “Subject Shares”).

During the period from December 7, 2024 until the termination of the Support Agreement (the “Agreement Period”), each Supporting Stockholder has agreed to, at any annual or special meeting of the stockholders of Revance, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Revance, be present (in person or by proxy) and vote (or cause to be voted) its Subject Shares (i) against any Acquisition Proposal or any other action, agreement or transaction involving Revance that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone or prevent the consummation of the Offer or the Merger, including (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Revance (other than the Merger), (B) any sale, exclusive license or transfer of a material amount of assets (including, for the avoidance of doubt, Intellectual Property (as defined in the A&R Merger Agreement)) of Revance or its subsidiaries or any reorganization, recapitalization or liquidation of Revance or (C) any change in the present capitalization of Revance or amendment to the amended and restated certificate of incorporation or amended and restated bylaws of Revance, (ii) against any change in membership of the Revance Board that is not recommended or approved by the Revance Board, and (iii) against any other proposed action, agreement or transaction involving Revance that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or the other transactions contemplated by the A&R Merger Agreement or any other Transaction Document (as defined in the A&R Merger Agreement).

During the Support Period, the Supporting Stockholders will not, directly or indirectly, (i) create or permit to exist any lien, other than permitted liens, on any of such Supporting Stockholder’s Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Supporting Stockholder’s Subject Shares, or (iii) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the performance of, and compliance with, such Supporting Stockholder’s obligations hereunder in any material respect, otherwise make any representation or warranty of such Supporting Stockholder’s herein untrue or incorrect, or have the effect of preventing or disabling such Supporting Stockholder’s from performing, and complying with, any of its obligations under the Support Agreement.

Each Supporting Stockholder, solely in its capacity as a stockholder of Revance, agreed not to, and agrees not to knowingly permit any of its representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any person (other than to Crown, Merger Sub and their affiliates and representatives) any non-public information relating to Revance and its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Revance and its subsidiaries (other than Crown, Merger Sub and their affiliates and representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries, offers or the making of any proposal that constitutes an Acquisition Proposal; (iii) participate, enter into, or engage in discussions or negotiations with any person with respect to any inquiry or proposal that constitutes an Acquisition Proposal (except, in each case, solely to notify such person in response to an unsolicited inquiry that the provisions of Section 7.3(a) of the A&R Merger Agreement prohibit any such discussions or negotiations); (iv) approve, endorse or recommend any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any Alternative Acquisition Agreement (as defined in the A&R Merger Agreement).

Each Support Agreement terminates automatically upon the earliest of (i) the valid termination of the A&R Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of such Support Agreement by written notice of termination from Crown to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the A&R Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration in an adverse manner to such Supporting Stockholder individually or the stockholders of Revance, generally, pursuant to the terms of the A&R Merger Agreement.

Equity Commitment Letter and Limited Guarantee

The descriptions of the Equity Commitment Letter and the Limited Guarantee included in Section 9—“Source and Amount of Funds—Financing” and “—Limited Guarantee” are incorporated into this Section 11 by reference.

Debt Commitment Letter

The descriptions of the Debt Commitment Letter included in Section 9—“Source and Amount of Funds—Financing” are incorporated into this Section 11 by reference.

Confidentiality Agreement

On January 28, 2024, Hildred Capital and Revance entered into a mutual nondisclosure agreement (the “Confidentiality Agreement”), which is terminable by either party with written notice to the other; provided that the obligations under the Confidentiality Agreement remain in effect until the earlier of (a) January 28, 2025 and (b) the consummation of a transaction between the parties as provided in a final definitive agreement (such as the A&R Merger Agreement). Under the Confidentiality Agreement, Hildred Capital and Revance agree to (i) maintain the confidentiality and not disclose any confidential information of the other party to any third party (other than such receiving party’s representatives), (ii) not use any confidential information of the other party for any purpose other than in connection with a potential transaction with the other party and (iii) not disclose that confidential information was made available to the receiving party or that the parties were considering a potential transaction, in each case, subject to certain exceptions. The Confidentiality Agreement includes a customary standstill provision for the benefit of Revance that expires on January 28, 2025 and permits Crown to privately approach the Revance Board after making the same solicitation to Revance’s management during the standstill period.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

12.	Purpose of the Offer; Plans for Revance

Purpose of the Offer

The purpose of the Offer is for Crown, through Merger Sub, to acquire control of, and would be the first step in Crown’s acquisition of the entire equity interest in, Revance. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Merger Sub intends to complete the Merger as soon as practicable thereafter.

At a meeting held on December 7, 2024, the Revance Board unanimously (i) determined that the A&R Merger Agreement, providing for the Offer and the Merger in accordance with Section 251(h) of the DGCL upon the terms and subject to the conditions set forth in the A&R Merger Agreement, and the Transactions contemplated by the A&R Merger Agreement are advisable and in the best interests of Revance and Revance’s stockholders; (ii) approved the execution and delivery of the A&R Merger Agreement by Revance, the performance by Revance of its covenants and other obligations thereunder, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that Revance’s stockholders tender their Shares to Merger Sub pursuant to the Offer, upon the terms and subject to the conditions set forth therein; and (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL.

If the Offer is consummated, we will not seek the approval of Revance’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the A&R Merger Agreement to complete the Merger without a vote of Revance stockholders in accordance with Section 251(h) of the DGCL.

Plans for Revance

After completion of the Offer and the Merger, Revance will become a wholly owned subsidiary of Crown. In connection with Crown’s consideration of the Offer, Crown has developed a plan, on the basis of available information, for the combination of the business of Revance with that of Crown. Crown plans to integrate Revance’s business into Crown. In connection with such planned integration, Crown may consider and implement strategic alternatives concerning certain of Revance’s non-strategic, non-core assets, which may include divesting such assets or winding down non-core operations. Crown will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the A&R Merger Agreement, and as contemplated by the Transactions, Crown and Merger Sub have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Revance (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of Revance; (iii) any material change in Revance’s dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of Revance being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the management of Revance; (vi) any other material change in Revance’s corporate structure or business; or (vii) a class of equity securities of Revance being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13.	Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the A&R Merger Agreement (See Section 11 — “The A&R Merger Agreement; Other Agreements — A&R Merger Agreement”), Merger Sub will merge with and into Revance pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the A&R Merger Agreement, we and Revance will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of Revance’s common stock will be held by Crown.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Merger Sub intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the A&R Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Revance does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Crown will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Revance to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Revance, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Revance and persons holding “restricted securities” of Revance to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.	Dividends and Distributions

The A&R Merger Agreement provides that from December 7, 2024 to the Effective Time, without the prior written consent of Crown, Revance will not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest (other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of Revance to Revance or another wholly owned subsidiary of Revance).

15.	Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the A&R Merger Agreement have the meanings set forth in the A&R Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below. Merger Sub will not be required to, and Crown will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c)

under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the A&R Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i) the Minimum Condition has not been satisfied. The “Minimum Condition” means that there have been validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL) and not validly withdrawn, a number of Shares that represents (and will represent immediately following the consummation of the Offer) at least a majority of the aggregate voting power of all Shares then outstanding;

(ii) the Antitrust Condition has not been satisfied. The “Antitrust Condition” means that any waiting period (and extensions thereof, including any timing agreement entered into with the relevant government authority) applicable to the transactions contemplated by the A&R Merger Agreement under the HSR Act shall have expired or been terminated;

(iii) the Legal Restraint Condition has not been satisfied. The “Legal Restraint Condition” means that there shall not be in effect any injunction or other order issued by a governmental authority of competent jurisdiction in the United States of America that prohibits, enjoins, restrains or makes illegal the acceptance for payment of, or payment of, Shares pursuant to the Offer or consummation of the Offer or the Merger or making the Offer or the Merger illegal;

(iv) any of the representations and warranties of Revance (i) contained in clause (ii) of Section 5.11(a) of the A&R Merger Agreement shall not be true and correct in all respects, (ii) Section 5.1(a) of the A&R Merger Agreement (Organization; Good Standing) and the first sentence of Section 5.2 of the A&R Merger Agreement (Corporate Power; Enforceability), Section 5.6(a) of the A&R Merger Agreement (Company Capitalization; Capital Stock) and Section 5.6(b) of the A&R Merger Agreement (Company Capitalization; Stock Reservation) shall not be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of December 7, 2024 and as of the Expiration Time as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material aspects at and as of such earlier date), (iii) contained in Section 5.1 of the A&R Merger Agreement (Organization; Good Standing), the last two sentences of Section 5.2 of the A&R Merger Agreement (Corporate Power; Enforceability), Section 5.3(a) of the A&R Merger Agreement (Company Board Approval), Section 5.3(b) of the A&R Merger Agreement (Fairness Opinion) (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall not be true and correct in all material respects as of December 7, 2024 and as of the date of the Expiration Time as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representation and warranty of Revance contained in Article V of the A&R Merger Agreement shall not be true and correct in all respects as of December 7, 2024 and as of the date of the Expiration Time as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) not have, individually or in the aggregate, a Company Material Adverse Effect; (this subsection (iv), collectively, the “Representations Condition”);

(v) Revance shall not have complied with or performed in all material respects with its obligations under the A&R Merger Agreement that are required to be complied with or performed at or prior to the Expiration Time;

(vi) Revance shall not have delivered to Crown a certificate signed by an authorized officer of Revance dated as of the date of the Expiration Time certifying that the Offer Conditions specified in clauses iv and v above have been satisfied;

(vii) since the date of the A&R Merger Agreement, there has not been a Company Material Adverse Effect; and

(viii) the A&R Merger Agreement has not been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Crown and Merger Sub and, subject to the terms and conditions of the A&R Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Crown and Merger Sub, in whole or in part at any time and from time to time prior to the expiration of the Offer, in their sole discretion (except for the Minimum Condition and clause (viii) above, which may not be waived by Crown or Merger Sub). The failure by Crown, Merger Sub or any other affiliate of Crown at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by Revance with the SEC and other publicly available information concerning Revance, we are not aware of any governmental license or regulatory permit that appears to be material to Revance’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. We do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Revance’s business or that certain parts of Revance’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition, which has been satisfied. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including Merger Sub’s purchase of Shares pursuant to the Offer, cannot be consummated until, among other things, notifications have been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied.

Crown and Revance filed their respective Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the DOJ on August 23, 2024, which initiated a 15-day waiting period. The waiting period expired on September 9, 2024, at 11:59 p.m., Eastern Time.

Notwithstanding the termination of the applicable waiting period under the HSR Act, any state or private party may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. See Section 15 —“Conditions of the Offer.”

Neither Crown nor Revance can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”

State Takeover Laws

Revance is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Revance Board approved the A&R Merger Agreement and the Offer, the Merger and the transactions contemplated by the A&R Merger Agreement, and the restrictions on “business combinations” described in Section 203 are inapplicable to the A&R Merger Agreement, the Offer, the Merger and the transactions contemplated by the A&R Merger Agreement.

Revance conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the A&R Merger Agreement was executed, and are not, an affiliate of Revance for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Revance to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the A&R Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Revance to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the A&R Merger Agreement to a vote of the Revance stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the A&R Merger Agreement, Crown, Merger Sub and Revance will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Revance stockholders in accordance with Section 251(h) of the DGCL.

17.	Appraisal Rights

No appraisal rights are available to stockholders of Revance in connection with the Offer. However, if the Offer is successful and the Merger is consummated, Revance stockholders who continuously held Shares from the date of the demand for appraisal through the effective date of the Merger who: (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL, including providing documentary evidence of such stockholder’s beneficial ownership of such Shares; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Merger, a cash payment equal to the “fair value” of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court, in accordance with Section 262 of the DGCL. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in Revance’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Revance stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be more than, the same as, or less than the Offer Price (which is equivalent to the Merger Consideration), and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:

•

prior to the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Revance a written demand for appraisal of Shares held, which demand must reasonably inform Revance of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender his, her or its Shares in the Offer;

•	continuously hold the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation, or any holder of Shares who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition (a “Petition”) in the Delaware Court demanding a determination of the fair value of the Shares held by all holders who did not tender their Shares in the Offer nor vote to approve the Merger and who properly demanded appraisal. If no such Petition is filed within that 120-day period, appraisal rights will be lost for all holders of Shares who had previously demanded appraisal of their Shares. The Surviving Corporation is under no obligation to and has no present intention to file a Petition and holders should not assume that the Surviving Corporation will file a Petition or that it will initiate any negotiations with respect to the fair value of the Shares. Accordingly, it is the obligation of the holders of Shares to initiate all necessary action to perfect their appraisal rights in respect of the Shares within the period prescribed in Section 262 of the DGCL.

In the case of a written demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by Revance and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to Revance stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently properly withdraw such Shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.

18.	Fees and Expenses

Merger Sub has retained Georgeson LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Crown nor Merger Sub will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Merger Sub has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Revance has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Revance Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of Crown or Merger Sub not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Crown, Merger Sub, the Depositary or the Information Agent for the purposes of the Offer.

Reba Merger Sub, Inc.

December 12, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CROWN, MERGER SUB AND CERTAIN RELATED PARTIES

Merger Sub is a Delaware corporation and wholly owned subsidiary of Crown and was formed solely for the purpose of facilitating the acquisition of Revance by Crown. Crown Interco is the sole stockholder of Crown, and Crown Holdings is the sole member of Crown Interco.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and officer of the Crown Entities are set forth below. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, the current business address of each Crown Entity and each of the persons listed below is c/o Crown Laboratories, Inc, 207 Mockingbird Lane, Johnson City, Tennessee 37604 and the phone number of each Crown Entity and person is (423) 926-4413.

Name	Position	Current Principal Occupation or Employment and Employment History

William Meury	Director and Chairman of the Board of Crown Holdings

William Meury has served as the Chief Executive Officer of Anthos Therapeutics, a clinical-stage biopharmaceutical company, since April 2024. Mr. Meury is also a Senior Operating Advisor at Hildred Capital Management, a private equity investment firm, and Chairman of the Board of Crown Holdings.

Mr. Meury was previously President and Chief Executive Officer of Karuna Therapeutics, a public neurology-focused company, from January 2023 to April 2024 and Partner at Hildred Capital Management from May 2020 to February 2022. He served at Allergen, a biopharmaceutical company, in various roles including Chief Commercial Officer from 2014 to 2020.

Jeffery A Bedard	Founder and Chief Executive Officer of the Crown Entities; Director of Crown Holdings; and sole director of Crown

Jeff Bedard is the Founder and Chief Executive Officer of the Crown Entities. Mr. Bedard has been Chief Executive Officer and a Director of the Crown Entities since 2000 and previously served as Chairman of the Board.

Mr. Bedard also serves on the boards of the ETSU Foundation, a non-profit affiliated with East Tennessee State University, the Ballad Health Foundation, a non-profit integrated community health improvement organization, and Avadim Health, Inc., a healthcare and wellness provider.

Adam Borod	Director of Crown Holdings	Adam Borod has served as a Managing Director at RWN Management, a single family office providing investment management, tax and estate planning services, since 2015. During

Sch I-1

Name	Position	Current Principal Occupation or Employment and Employment History

that time, he served as a Vice President from January 2015 to December 2019, a Director from January 2020 to December 2021, and most recently as a Managing Director beginning in January 2022.

Prior to RWN Management, Mr. Borod worked at the Fremont Group, a private investment office, from 2009 until 2013.

Nick Crowe	Chief Accounting Officer and Treasurer of Crown

Nick Crowe has served as the Chief Accounting

and Treasurer of Crown Officer and Treasurer of Crown since 2022 and has served in various roles at the Crown Entities, including Executive Vice President of Finance, since 2015.

Mr. Crowe was previously senior manager of the Consulting and Audit Departments at Blackburn, Childers and Steagall, PLC, an accounting firm.

Wael Fayad	Director of Crown Holdings

Wael Fayad has been a Partner at Hildred Capital Management, a private equity investment firm, since February 2024 and started as a Managing Director in April 2018.

Mr. Fayad previously served as head of business development at Forest Laboratories Inc., a pharmaceutical company, from January 2001 until January 2015. He was the Chairman and CEO of Enumeral Biomedical, a bio-technology company, from September 2016 until September 2017, and co-founder of ACCOY pharmaceuticals, a development stage pharmaceutical company, from 2015 until 2016. He also held various commercial positions at

Schering-Plough, a pharmaceutical company, from 1998 until 2001 and Novartis, a pharmaceutical company, from 1993 until 1998.

Mr. Fayad serves on the Board of Directors of Hyland’s Naturals, an integrated manufacturer of natural and homeopathic consumer health OTC products, and Carlin Consumer Health, private equity investment firm focused on the healthcare industry.

Stephen Hallenbeck	Director of Crown Holdings	Stephen Hallenbeck has been a Partner at Hildred Capital Management since February of 2024. He previously held a variety of roles at Hildred Capital Management. He was a Managing Director from 2019 until 2024, and

Sch I-2

Name	Position	Current Principal Occupation or Employment and Employment History

Director of Private Equity from 2016 until 2019. Prior to Hildred Capital Management, Mr. Hallenbeck was at Deutsche Bank in the Healthcare Investment Banking and Financial Sponsors Group, a financial services provider.

Mr. Hallenbeck also serves on the board of directors for Crown Laboratories, Hyland’s Naturals; DermCare Management, a specialized practice management company for dermatology professionals; SportsMed Physical Therapy, a provider of physical therapy, chiropractor and acupuncture services; AleraCare, a provider of healthcare and pharmacy services; OrangeTwist; Market Street Trust Company, a provider of integrated wealth management services, and the Triangle Fund, a family foundation.

Shellie L. Hammock	Executive Vice President, General Counsel and Secretary of the Crown Entities

Shellie Hammock has served as the Executive Vice President and General Counsel and Secretary of the Crown Entities since December 2022.

Ms. Hammock previously served as Deputy General Counsel of GCP Applied Technologies Inc., a provider of construction products, from June 2021 to October 2022 and Deputy General Counsel at Forward Air Corporation, a freight and logistics company, from March 2014 to June 2021.

Nadeem Moiz	President, Chief Financial Officer and Chief Operating Officer of the Crown Entities

Nadeem Moiz has served as the President of the

Crown Entities since April 2024, Chief Operating Officer of the Crown Entities since July 2022, and Chief Financial Officer of the Crown Entities since January 2022.

Mr. Moiz was previously Chief Operating Officer and Chief Financial Officer of Select Interior Concepts, a distributor of interior building products, from July 2018 to October 2021.

Adair Newhall	Director of Crown Holdings	Adair Newhall has served as a Partner at Stepstone Group, a private markets investment firm, since September 2021 and was previously a Partner at Greenspring Associates, a venture capital investment firm, from January 2015 to September 2021.

Sch I-3

Name	Position	Current Principal Occupation or Employment and Employment History

Mr. Newhall sits as an observer on the boards for Aetion, a health care technology company, Entrada, a clinical-stage biopharmaceutical company, and Everside Health, a direct primary care provider. Previously, he sat on the board of NeueHealth (fka Bright Health), a health insurance company.

David Solomon	Director of Crown Holdings

David F. Solomon has served as a Partner at Hildred Capital Management since 2014.

Mr. Solomon also serves on the Board of Pharmaceutics International, Inc. (Pii), a contract development and manufacturing organization, Healthcare.com, a technology company, and OrangeTwist, a provider of plastic surgery and aesthetics services, and he is the President of the Board of Lincoln Center Theater, a performing arts venue.

Dan Turner	Director of Crown Holdings

Dan Turner founded Montreux Equity Partners, a private investment firm, and has been a General Partner and Managing Member with Montreux Equity Partners since 1993.

Mr. Turner is also a member of the board of directors of Pure Life Renal, a dialysis company, Finpay Holdings, Inc, a provider of patient financial management services, is a seller’s representative for M8 Pharmaceuticals, a pharmaceutical company, and serves on the Board of Advisors for KEO World, Inc., a provider of digital payment and inventory financing solutions

Sch I-4

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail	If delivering by express mail, courier or any other expedited service:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: (866) 461-7054

Via Email: Crownlabs@georgeson.com